                                                                  Execution Copy



                          AGREEMENT AND PLAN OF MERGER

                                     among

                                AABB CORPORATION

                        AMERISOURCE HEALTH CORPORATION,

                          BERGEN BRUNSWIG CORPORATION,

                            A-SUB ACQUISITION CORP.

                                      and

                            B-SUB ACQUISITION CORP.

                           dated as of March 16, 2001

                               TABLE OF CONTENTS

                                                                                      Page
ARTICLE I PARENT AND MERGER SUBSIDIARIES                                                2
     1.1.   Organization of Parent...................................................   2
     1.2.   Directors and Officers of Parent.........................................   2
     1.3.   Formation of Merger Subsidiaries.........................................   2
     1.4.   Headquarters of Parent...................................................   2
     1.5.   Actions of AmeriSource and Bergen........................................   3

ARTICLE II THE MERGERS                                                                  3
     2.1.   The Mergers..............................................................   3
     2.2.   Effective Time; Closing..................................................   3
     2.3.   Effects of the Mergers...................................................   4
     2.4.   Certificates of Incorporation and Bylaws of the Surviving Corporations...   4
     2.5.   Directors and Officers of the Surviving Corporations.....................   4
     2.6.   Tax Reorganization.......................................................   5

ARTICLE III CONVERSION OF SECURITIES                                                    5
     3.1.   Conversion of Capital Stock..............................................   5
     3.2.   Fractional Shares; Adjustments...........................................   6
     3.3.   Exchange of Certificates.................................................   7
     3.4.   Treatment of Stock Options...............................................  10

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BERGEN                                    11
     4.1.   Organization and Standing................................................  11
     4.2.   Subsidiaries.............................................................  11
     4.3.   Corporate Power and Authority............................................  12
     4.4.   Capitalization of Bergen.................................................  12
     4.5.   Conflicts; Consents and Approvals........................................  13
     4.6.   No Material Adverse Change...............................................  14
     4.7.   Bergen SEC Documents.....................................................  14
     4.8.   Taxes....................................................................  14
     4.9.   Compliance with Law......................................................  16
     4.10.  Intellectual Property....................................................  16
     4.11.  Title to Properties......................................................  17
     4.12.  Registration Statement; Joint Proxy Statement............................  17
     4.13.  Litigation...............................................................  17
     4.14.  Brokerage and Finder's Fees; Expenses....................................  17
     4.15.  Reorganization...........................................................  18
     4.16.  Employee Benefit Plans...................................................  18
     4.17.  Contracts................................................................  20
     4.18.  Labor Matters............................................................  22

                                                                                      Page
     4.19.  Undisclosed Liabilities..................................................  22
     4.20.  Operation of Bergen's Business; Relationships............................  22
     4.21.  Permits; Compliance......................................................  23
     4.22.  Environmental Matters....................................................  24
     4.23.  Opinion of Financial Advisor.............................................  25
     4.24.  Board Recommendation; Vote Required......................................  25
     4.25.  New Jersey Shareholders Protection Act and Rights Agreement..............  25
     4.26.  Related Party Transactions...............................................  26

ARTICLE V REPRESENTATIONS AND WARRANTIES OF AMERISOURCE                                26
     5.1.   Organization and Standing................................................  26
     5.2.   Subsidiaries.............................................................  26
     5.3.   Corporate Power and Authority............................................  27
     5.4.   Capitalization of AmeriSource............................................  27
     5.5.   Conflicts; Consents and Approvals........................................  28
     5.6.   No Material Adverse Change...............................................  29
     5.7.   AmeriSource SEC Documents................................................  29
     5.8.   Taxes....................................................................  30
     5.9.   Compliance with Law......................................................  31
     5.10.  Intellectual Property....................................................  31
     5.11.  Title to Properties......................................................  31
     5.12.  Registration Statement; Joint Proxy Statement............................  31
     5.13.  Litigation...............................................................  32
     5.14.  Brokerage and Finder's Fees; Expenses....................................  32
     5.15.  Reorganization...........................................................  32
     5.16.  Employee Benefit Plans...................................................  32
     5.17.  Contracts................................................................  34
     5.18.  Labor Matters............................................................  35
     5.19.  Undisclosed Liabilities..................................................  36
     5.20.  Operation of AmeriSource's Business; Relationships.......................  36
     5.21.  Permits; Compliance......................................................  36
     5.22.  Environmental Matters....................................................  38
     5.23.  Opinion of Financial Advisor.............................................  38
     5.24.  Board Recommendation; Vote Required......................................  38
     5.25.  State Takeover Law and Rights Agreement..................................  39
     5.26.  Related Party Transactions...............................................  39

ARTICLE VI COVENANTS OF THE PARTIES                                                    39
     6.1.   Mutual Covenants.........................................................  39
     6.2.   Covenants of AmeriSource.................................................  45
     6.3.   Covenants of Bergen......................................................  52

ARTICLE VII CONDITIONS                                                                 59
     7.1.   Conditions to the Obligations of Each Party..............................  59

                                                                                      Page

     7.2.   Conditions to Obligations of Bergen......................................  60
     7.3.   Conditions to Obligations of AmeriSource.................................  61

ARTICLE VIII TERMINATION AND AMENDMENT                                                 62
     8.1.   Termination..............................................................  62
     8.2.   Effect of Termination....................................................  63
     8.3.   Amendment................................................................  63
     8.4.   Extension; Waiver........................................................  63
     8.5.   Expenses.................................................................  64

ARTICLE IX MISCELLANEOUS                                                               66
     9.1.   No Survival of Representations and Warranties............................  66
     9.2.   Notices..................................................................  66
     9.3.   Interpretation; Definitions..............................................  67
     9.4.   Further Actions..........................................................  68
     9.5.   Headings.................................................................  68
     9.6.   Counterparts.............................................................  68
     9.7.   Entire Agreement.........................................................  68
     9.8.   Third Party Beneficiaries................................................  68
     9.9.   Governing Law............................................................  68
     9.10.  Specific Performance.....................................................  69
     9.11.  Assignment...............................................................  69
     9.12.  Severability.............................................................  69

Exhibit A   Certificate of Incorporation of Parent
Exhibit B   Bylaws of Parent
Exhibit C   Form of AmeriSource Affiliate Letter
Exhibit D   Form of Bergen Affiliate Letter
Exhibit E   Form of Amendment to Employment Agreement
Exhibit F   Classification of Directors
Exhibit G   Knowledge

DEFINED TERMS
-------------

Term                                   Page

Action...............................    18
Additional AmeriSource Options.......    48
Additional Bergen Options............    55
Agreement............................     1
AmeriSource..........................     1
AmeriSource Affiliate Letter.........    52
AmeriSource Board Recommendation.....    40
AmeriSource Bylaws...................    27
AmeriSource Certificate..............    27
AmeriSource Class A Common Stock.....    28
AmeriSource Class B Common Stock.....    29
AmeriSource Class C Common Stock.....    29
AmeriSource Common Stock.............    29
AmeriSource Competing Transaction....    51
AmeriSource Convertible Notes........    29
AmeriSource Disclosure Schedule......    28
AmeriSource Exchange Ratio...........     6
AmeriSource Merger...................     3
AmeriSource Merger Sub...............     1
AmeriSource Option...................    11
AmeriSource Permits..................    38
AmeriSource Rights...................     8
AmeriSource Rights Agreement.........    29
AmeriSource SEC Documents............    30
AmeriSource Shareholders Meeting.....    47
AmeriSource Stock Option Agreement...    29
AmeriSource Support Agreements.......    40
AmeriSource Surviving Corporation....     3
Antitrust Laws.......................    42
Applicable Laws......................    17
Bergen...............................     1
Bergen Affiliate Letter..............    59
Bergen Board Recommendation..........    26
Bergen Bylaws........................    12
Bergen CAP...........................    61
Bergen Certificate...................    12
Bergen Common Stock..................    13
Bergen Competing Transaction.........    58

Bergen Disclosure Schedule...........    12
Bergen Exchange Ratio................     5
Bergen Merger........................     3
Bergen Merger Sub....................     1
Bergen Option........................    11
Bergen Permits.......................    24
Bergen Preferred Stock...............    13
Bergen Rights Agreement..............    13
Bergen SEC Documents.................    15
Bergen SERP..........................    61
Bergen Shareholders Meeting..........    54
Bergen Stock Option Agreement........    13
Bergen Support Agreements............    27
Bergen Surviving Corporation.........     3
Certificates.........................     9
Closing..............................     4
Closing Date.........................     4
Code.................................    11
Commission...........................    11
Confidentiality Agreement............    53
Contract.............................    21
Contract Actions.....................    50
Controlled Group Liability...........    19
Delaware Certificate of Merger.......     3
Delaware Secretary of State..........     3
DGCL.................................     1
Effective Time.......................     3
Environmental Laws...................    26
Environmental Permit.................    26
ERISA................................    19
ERISA Affiliate......................    19
Exchange Act.........................    15
Exchange Agent.......................     8
Exchange Fund........................     8
Expenses.............................    66
FDA..................................    17
Fractional Shares....................     6
Goldman Sachs........................    34
Governmental Authority...............    14
Hazardous Materials..................    26
HSR Act..............................    14
HSR Authority........................    41
including............................    70
independent..........................    44

Intellectual Property................    17
ISRA.................................    15
Joint Proxy Statement................    18
knowledge............................    70
Material Adverse Effect..............    69
Merger Subsidiaries..................     1
Mergers..............................     3
Merrill Lynch........................    19
Multiemployer Plan...................    20
Multiple Employer Plan...............    20
New AmeriSource Common Stock.........     6
New Bergen Common Stock..............     6
New Jersey Certificate of Merger.....     3
New Jersey Treasury Department.......     3
NJBCA................................     1
NJSPA................................    26
NRC..................................    24
NYSE.................................     7
Parent...............................     1
Parent Bylaws........................     2
Parent Certificate of Incorporation..     2
Parent Common Stock..................     2
Parent Exchange Option...............    11
Parent Rights Agreement..............    47
Plans................................    19
Prospectus...........................    18
Qualified Plan.......................    20
Registration Statement...............    18
Reorganization.......................     1
Securities Act.......................    10
subsidiary...........................    70
Surviving Corporation................     3
Tax..................................    16
Tax Return...........................    17
Taxes................................    16
Termination Date.....................    64
Withdrawal Liability.................    19

                          AGREEMENT AND PLAN OF MERGER

          This Agreement and Plan of Merger (this "Agreement") is made and entered into as of the 16 day of March, 2001, by and among AABB Corporation, a Delaware corporation ("Parent"), AmeriSource Health Corporation, a Delaware corporation ("AmeriSource"), Bergen Brunswig Corporation, a New Jersey corporation ("Bergen"), A-Sub Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("AmeriSource Merger Sub"), and B-Sub Acquisition Corp., a New Jersey corporation and a wholly owned subsidiary of Parent ("Bergen Merger Sub" and, together with AmeriSource Merger Sub, the "Merger Subsidiaries").

                                   WITNESSETH

          WHEREAS, the boards of directors of AmeriSource and Bergen have determined that it is consistent with and in furtherance of their respective long-term business strategies and fair to and in the best interests of their respective companies and shareholders to combine their respective businesses in a "merger-of-equals" transaction so that their businesses will be conducted as direct subsidiaries of Parent as set forth in this Agreement (the "Reorganization");

          WHEREAS, in effectuation of the foregoing, upon the terms and subject to the conditions of this Agreement and in accordance with the Business Corporation Act of the State of New Jersey (the "NJBCA") and the General Corporation Law of the State of Delaware (the "DGCL"), Parent will acquire all of the common stock of each of AmeriSource and Bergen through the merger of AmeriSource Merger Sub with and into AmeriSource and the merger of Bergen Merger Sub with and into Bergen and the shareholders of each of AmeriSource and Bergen will receive shares of common stock of Parent in respect of their interests in AmeriSource and Bergen, respectively;

          WHEREAS, in furtherance thereof, the board of directors of each of Bergen, AmeriSource, Parent, AmeriSource Merger Sub, and Bergen Merger Sub has approved this Agreement and the applicable merger, upon the terms and subject to the conditions set forth in this Agreement;

          WHEREAS, AmeriSource and Bergen have organized Parent and have caused Parent to issue to each of them 50% of its outstanding capital stock;

          WHEREAS, Parent as sole shareholder of each of the Merger Subsidiaries has executed written consents in accordance with the NJBCA and the DGCL approving and adopting this Agreement;

          WHEREAS, as a result of the merger of AmeriSource Merger Sub with and into AmeriSource and the merger of Bergen Merger Sub with and into Bergen, (i) AmeriSource will become a wholly owned subsidiary of Parent, (ii) Bergen will become a wholly owned subsidiary of Parent, (iii) the shareholders of AmeriSource will become shareholders of Parent and (iv) the shareholders of Bergen will become shareholders of Parent;

          WHEREAS, the parties intend that none of Bergen, AmeriSource, the Bergen shareholders or the AmeriSource shareholders will recognize any gain or loss for federal income tax purposes as a result of the Reorganization, except to the extent that cash may be received in lieu of fractional shares and to the extent of payments made pursuant to Section 6.1(i); and

          WHEREAS, the parties intend that the Reorganization be accounted for as a purchase transaction for financial accounting purposes.

          NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE I

                         PARENT AND MERGER SUBSIDIARIES

     1.1. Organization of Parent. AmeriSource and Bergen have caused Parent to be organized under the laws of the State of Delaware. The authorized capital stock of Parent consists of 100 shares of common stock, par value $0.01 per share (the "Parent Common Stock"), of which 50 shares have been issued to AmeriSource and 50 shares have been issued to Bergen. AmeriSource and Bergen shall take, and shall cause Parent to take, all requisite action to cause the certificate of incorporation of Parent to be duly adopted substantially in the form of Exhibit A (the "Parent Certificate of Incorporation") and the bylaws of Parent to be duly adopted substantially in the form of Exhibit B (the "Parent Bylaws"), in each case, at the Effective Time until thereafter changed or amended thereon, as provided therein, or by Applicable Laws (as defined in Section 4.9).

     1.2. Directors and Officers of Parent. Prior to the Effective Time (as defined in Section 2.2), the directors and officers of Parent shall consist of equal numbers of representatives of AmeriSource and Bergen as designated and elected by AmeriSource and Bergen. AmeriSource and Bergen shall take all requisite action to cause the directors and officers of Parent, as of the Effective Time, to be as provided in Section 6.1(e). Each such director and officer shall remain in office until his or her successors are elected in accordance with Applicable Law, the Parent Certificate of Incorporation and the Parent Bylaws.

     1.3. Formation of Merger Subsidiaries. Parent has formed AmeriSource Merger Sub and Bergen Merger Sub under the DGCL and the NJBCA, respectively, as wholly owned subsidiaries of Parent. Each of the Merger Subsidiaries has been formed solely to facilitate the Mergers (as defined in Section 2.1) and shall conduct no business or activity other than in connection with the Mergers.

     1.4. Headquarters of Parent. At the Effective Time, the Corporate Headquarters and Eastern Management Center of Parent shall be the headquarters and principal executive offices of AmeriSource located in Chesterbrook, Pennsylvania, and the Western Management Center and MIS Center and the Headquarters of E-Commerce Operations of Parent shall be the headquarters and principal executive offices of Bergen located in Orange County, California.

     1.5. Actions of AmeriSource and Bergen. AmeriSource and Bergen, as the holders of all the outstanding shares of Parent Common Stock, have approved this Agreement and Parent, as the sole shareholder of each of the Merger Subsidiaries, has approved and adopted this

Agreement under Section 228 of the DGCL and Section 14A:5-6 of the NJBCA. Each of AmeriSource and Bergen shall cause Parent, and Parent shall cause the Merger Subsidiaries, to perform their respective obligations under this Agreement.

                                   ARTICLE II

                                  THE MERGERS

     2.1. The Mergers.

          (a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, AmeriSource Merger Sub shall be merged with and into AmeriSource (the "AmeriSource Merger"). As a result of the AmeriSource Merger, the separate corporate existence of AmeriSource Merger Sub shall cease and AmeriSource shall continue as the surviving corporation of the AmeriSource Merger as a wholly owned subsidiary of Parent (the "AmeriSource Surviving Corporation").

          (b) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the NJBCA, at the Effective Time, Bergen Merger Sub shall be merged with and into Bergen (the "Bergen Merger" and, together, with the AmeriSource Merger, the "Mergers"). As a result of the Bergen Merger, the separate corporate existence of Bergen Merger Sub shall cease and Bergen shall continue as the surviving corporation of the Bergen Merger as a wholly owned subsidiary of Parent (the "Bergen Surviving Corporation"; either of AmeriSource Surviving Corporation or Bergen Surviving Corporation being separately referred to as a "Surviving Corporation", and collectively referred to as the "Surviving Corporations").

     2.2. Effective Time; Closing.

          (a) Concurrently with the Closing (as defined in Section 2.2(b)), the parties shall cause the Mergers to be consummated by (i) in the case of the Bergen Merger, filing with the Department of the Treasury of the State of New Jersey (the "New Jersey Treasury Department") a certificate of merger (the "New Jersey Certificate of Merger") in accordance with Section 14A:10-4.1 of the NJBCA and (ii) in the case of the AmeriSource Merger, filing with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") a certificate of merger (the "Delaware Certificate of Merger") in accordance with
Section 252 of the DGCL. The Mergers shall become effective (the "Effective Time") (x) when (i) the New Jersey Certificate of Merger has been duly filed with the New Jersey Treasury Department and (ii) the Delaware Certificate of Merger has been duly filed with the Delaware Secretary of State or (y) at such later time as shall be agreed upon by AmeriSource and Bergen and specified in the New Jersey Certificate of Merger and the Delaware Certificate of Merger.

          (b) Subject to the satisfaction or, if permissible, waiver of the other conditions set forth in Article VII of this Agreement, the closing of the transactions contemplated hereby (the "Closing") shall be held at the offices of Dechert, 4000 Bell Atlantic Tower, 1717 Arch Street, Philadelphia, Pennsylvania, at 10:00 a.m. New York City time on the third business day following the latest of: (i) the date on which the AmeriSource Shareholders Meeting (as defined in Section 6.2(a)) (including any adjournment or postponement thereof) shall have been held, (ii) the date on which the Bergen Shareholders Meeting (as defined in Section 6.3(a)) (including any adjournment or postponement thereof) shall have been held, (iii) the date on which the condition set forth in Section 7.1(b) shall have been satisfied or waived, (iv) the date on which the condition set forth in Section 7.1(e) shall have been satisfied or waived, (v) the date on which the condition set forth in Section 7.1(f) shall have been satisfied or waived and (vi) the date on which the condition set forth in Section 7.1(g) shall have been satisfied or waived; or at such other place or time or on such other date as AmeriSource and Bergen may agree. The date on which the Closing will take place is referred to herein as the "Closing Date."

     2.3. Effects of the Mergers. From and after the Effective Time, the Mergers shall have the effects set forth in the NJBCA and the DGCL, as applicable. As of the Effective Time, each of the Surviving Corporations shall be a direct wholly owned subsidiary of Parent.

     2.4. Certificates of Incorporation and Bylaws of the Surviving
Corporations.

          (a) At the Effective Time, by virtue of the AmeriSource Merger, the Certificate of Incorporation and Bylaws of AmeriSource Surviving Corporation shall be amended and restated such that they are substantially in the form of the Certificate of Incorporation and Bylaws of AmeriSource Merger Sub immediately prior to the Effective Time, except that the name of AmeriSource Surviving Corporation shall be AmeriSource Health Corporation.

          (b) At the Effective Time, by virtue of the Bergen Merger, the Certificate of Incorporation and Bylaws of Bergen Surviving Corporation shall be amended and restated such that they are substantially in the form of the Certificate of Incorporation and Bylaws of Bergen Merger Sub immediately prior to the Effective Time, except that the name of Bergen Surviving Corporation shall be Bergen Brunswig Corporation.

     2.5. Directors and Officers of the Surviving Corporations.

          (a) The officers of each of AmeriSource and Bergen immediately prior to the Effective Time shall continue to serve in their respective offices of their respective Surviving Corporations from and after the Effective Time, in each case until their successors are elected or appointed and qualified or until their resignation or removal. If, at the Effective Time, a vacancy shall exist in any office of either of the Surviving Corporations, such vacancy may thereafter be filled in the manner provided by Applicable Law and the Certificate of Incorporation and Bylaws of such Surviving Corporation.

          (b) The directors of each of AmeriSource Merger Sub and Bergen Merger Sub immediately prior to the Effective Time shall continue to serve as the directors of their respective Surviving Corporations from and after the Effective Time, in each case until their successors are elected or appointed and qualified or until their resignation or removal. If, at the Effective Time, a vacancy shall exist on the Board of Directors of either of the Surviving Corporations, such vacancy may thereafter be filled in the manner provided by Applicable Law and the Certificate of Incorporation and Bylaws of such Surviving Corporation.

     2.6. Tax Reorganization. In the event that either of the opinions contemplated by Section 7.2(d) or Section 7.3(d) cannot reasonably be rendered, the parties agree to promptly amend this Agreement to provide for the simultaneous merger of AmeriSource and Bergen with and into Parent, with Parent as the surviving corporation in each merger; provided, however, that the parties shall be under no such obligation to amend this Agreement if (i) either of such opinions cannot reasonably be rendered despite such amendments or (ii) if the merger described in this Section
2.6 would result in an inaccuracy or omission in the representations and warranties contained in Section 4.5 or 5.5 that is reasonably likely to have a Material Adverse Effect on AmeriSource or Bergen or a material adverse effect on the ability of AmeriSource or Bergen to consummate the transactions contemplated hereby; provided, further that no representation or warranty made by a party in this Agreement shall be deemed breached to the extent such merger of AmeriSource and Bergen with and into Parent results in an inaccuracy or omission in such representation or warranty or a corresponding section of the Disclosure Schedule.

                                  ARTICLE III

                            CONVERSION OF SECURITIES

     3.1. Conversion of Capital Stock. At the Effective Time, by virtue of the Mergers and without any action on the part of AmeriSource or Bergen or their respective shareholders:

          (a) Subject to the other provisions of this Article III, each share of Bergen Common Stock (as defined in Section 4.4) issued and outstanding immediately prior to the Effective Time (other than those cancelled pursuant to Section 3.1(b)), shall be converted into and represent 0.37 (the "Bergen Exchange Ratio") shares of common stock, par value $0.01 per share, of Parent together with any corresponding associated rights (if such rights have been issued to holders of Parent Common Stock) issued pursuant to the Parent Rights Agreement (as defined in Section 6.1(j)). Subject to the other provisions of this Article III, as of the Effective Time, each such share of Bergen Common Stock shall, by virtue of the Bergen Merger, cease to be outstanding and shall be cancelled and retired, and each holder of a certificate representing any such shares shall thereafter cease to have any rights with respect thereto except the right to receive (i) certificates representing the number of whole shares of Parent Common Stock into which such shares have been converted, (ii) certain dividends and other distributions in accordance with Section 3.3(c) and (iii) cash in lieu of Fractional Shares (as defined in Section 3.2(b)) of Parent Common Stock in accordance with Section 3.2, without interest.

          (b) Each share of capital stock of Bergen held in the treasury of Bergen and each share of capital stock of Bergen owned by AmeriSource or any direct or indirect wholly owed subsidiary of AmeriSource immediately prior to the Effective Time shall be cancelled and retired and no payment shall be made in respect thereof.

          (c) Subject to the other provisions of this Article III, each share of AmeriSource Common Stock (as defined in Section 5.4) issued and outstanding immediately prior to the Effective Time (other than those cancelled pursuant to Section 3.1(d)), shall be converted into and represent one (the "AmeriSource Exchange Ratio") share of Parent Common Stock together with any corresponding associated rights (if such rights have been issued to holders of Parent Common Stock) issued pursuant to the Parent Rights Agreement. Subject to the other provisions of this Article III, as of the Effective Time, each such share of AmeriSource

Common Stock shall, by virtue of the AmeriSource Merger, cease to be outstanding and shall be cancelled and retired, and each holder of a certificate representing any such shares shall thereafter cease to have any rights with respect thereto except the right to receive (i) certificates representing the number of whole shares of Parent Common Stock into which such shares have been converted and (ii) certain dividends and other distributions in accordance with
Section 3.3(c).

          (d) Each share of capital stock of AmeriSource held in the treasury of AmeriSource and each share of capital stock of AmeriSource owned by Bergen or any direct or indirect wholly owed subsidiary of Bergen immediately prior to the Effective Time shall be cancelled and retired and no payment shall be made in respect thereof.

          (e) At the Effective Time, each share of common stock, par value $0.01 per share, of AmeriSource Merger Sub issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall, without any action on the part of Parent, forthwith cease to exist and be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of AmeriSource Surviving Corporation.

          (f) At the Effective Time, each share of common stock, par value $0.01 per share, of Bergen Merger Sub issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall, without any action on the part of Parent, forthwith cease to exist and be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of Bergen Surviving Corporation.

     3.2. Fractional Shares; Adjustments.

          (a) No certificates representing Fractional Shares shall be issued upon the surrender for exchange of Bergen Common Stock certificates, no dividend or distribution with respect to Bergen Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to any rights of a stockholder of Parent.

          (b) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the total number of Fractional Shares of Parent that Bergen shareholders would be entitled to receive (such Fractional Shares being herein called the "Fractional Shares"). As soon after the Effective Time as practicable, the Exchange Agent, as agent for such holders of Fractional Shares shall sell the Fractional Shares at then prevailing prices on the NYSE all in the manner provided in paragraph (c) of this Section 3.2.

          (c) The sale of the Fractional Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. The Exchange Agent shall use all reasonable efforts to complete the sale of the Fractional Shares as promptly following the Effective Time as, in the Exchange Agent's reasonable judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of any such sale or sales have been distributed to such holders of Bergen Common Stock, the Exchange Agent will hold such proceeds in trust for such holders of Bergen Common Stock. Parent shall pay all commissions, transfer taxes and other out-of-pocket transaction costs of the Exchange Agent incurred in connection with such sale or sales of Fractional Shares. In addition, Parent shall pay the Exchange Agent's compensation and expenses in connection with such sale or sales. The Exchange Agent shall determine the portion of such net proceeds to which each holder of Bergen Common Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction the numerator of which is the amount of the fractional share interest to which such holder of Bergen Common Stock is entitled (after taking into account all shares of Bergen Common Stock then held by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of certificates representing Bergen Common Stock are entitled.

          (d) Notwithstanding the provisions of this Section 3.2, Parent may elect, at its option, exercised prior to the Effective Time and in lieu of the issuance and sale of Fractional Shares and the making of the payments contemplated in such subsections, to pay to the Exchange Agent an amount in cash sufficient for the Exchange Agent to pay each holder of Bergen Common Stock an amount in cash equal to the product obtained by multiplying (i) the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Bergen Common Stock held at the Effective Time by such holder) by (ii) the closing price of a share of Parent Common Stock on the New York Stock Exchange (the "NYSE") on the first business day immediately following the Effective Time.

          (e) Any payment with respect to Fractional Shares is merely intended to provide a mechanical rounding off of, and is not a separately bargained for, consideration. If more than one certificate representing shares of Bergen Common Stock shall be surrendered for the account of the same holder, the number of shares of Parent Common Stock for which certificates have been surrendered shall be computed on the basis of the aggregate number of shares represented by the certificates so surrendered. Any payment owed with respect to the Fractional Shares shall be rounded upward to the nearest cent. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Bergen Common Stock with respect to any Fractional Share interests, the Exchange Agent shall promptly pay such amounts to such holders of Bergen Common Stock pursuant to Section 3.3.

          (f) If, prior to the Effective Time, the outstanding shares of AmeriSource Common Stock or Bergen Common Stock as a class shall have been increased, decreased, changed into or exchanged for a different number or class of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination or exchange of shares or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Bergen Exchange Ratio; provided that no adjustment shall be made as a result of the distribution of common stock purchase rights ("AmeriSource Rights") pursuant to the AmeriSource Rights Agreement (as defined in Section 5.4) to the holders of AmeriSource Class A Common Stock prior to the Effective Time.

     3.3. Exchange of Certificates.

          (a) Exchange Agent. Promptly following the Effective Time (but in no event later than three business days after the Effective Time), Parent shall deposit with Mellon Investor Services L.L.C. or such other exchange agent as may be designated by Parent (the "Exchange

Agent"), for the benefit of the holders of AmeriSource Common Stock and Bergen Common Stock, for exchange in accordance with this Section 3.3, certificates representing shares of Parent Common Stock issuable pursuant to Section 3.1(a) or (c) in exchange for outstanding shares of Bergen Common Stock and AmeriSource Common Stock and shall from time to time deposit cash in an amount required to be paid pursuant to Section 3.2 (such shares of Parent Common Stock and cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund").

          (b) Exchange Procedures. As soon as practicable after the Effective Time (but in no event later than three business days after the Effective Time), Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of AmeriSource Common Stock or Bergen Common Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 3.1(a) or (c) ("Certificates"), (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify, including offering holders of Certificates the ability to hold their shares of Parent Common Stock in book entry form in lieu of the certificates provided for below) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock and cash in lieu of any Fractional Shares. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate or certificates representing that whole number of shares of Parent Common Stock which such holder has the right to receive pursuant to Section 3.1(a) or (c) in such denominations and registered in such names as such holder may request and
(y) a check representing the amount of cash in lieu of Fractional Shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the provisions of this Article III, after giving effect to any required withholding tax. No interest will be paid or accrued on the cash in lieu of Fractional Shares, if any, and unpaid dividends and distributions, if any, payable to holders of shares of AmeriSource Common Stock or Bergen Common Stock. In the event of a transfer of ownership of shares of AmeriSource Common Stock or Bergen Common Stock which is not registered on the transfer records of AmeriSource or Bergen, a certificate representing the proper number of shares of Parent Common Stock, together with a check for the cash to be paid in lieu of Fractional Shares, if any, and unpaid dividends and distributions, if any, may be issued to such transferee if the Certificate representing such shares of AmeriSource Common Stock or Bergen Common Stock held by such transferee is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

          (c) Distributions with Respect to Unexchanged Shares. Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to any shares of Parent Common Stock having a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of Fractional Shares shall be paid to any such holder, until the holder shall surrender such Certificate as provided in this Section 3.3. Subject to the effect of Applicable Laws, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of surrender of such Certificate, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date subsequent to surrender of such Certificate, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock, less the amount of any withholding taxes which may be required thereon.

          (d) No Further Ownership Rights in AmeriSource Common Stock or Bergen Common Stock. All shares of Parent Common Stock issued upon surrender of Certificates in accordance with the terms hereof (including any cash paid pursuant to this Article III) shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of AmeriSource Common Stock or Bergen Common Stock represented thereby, and there shall be no further registration of transfers on the stock transfer books of AmeriSource or Bergen of shares of AmeriSource Common Stock or Bergen Common Stock outstanding immediately prior to the Effective Time. All Certificates presented to Parent after the Effective Time for any reason shall be cancelled and exchanged as provided in this Section 3.3. Certificates surrendered for exchange by any person constituting an "affiliate" of AmeriSource or Bergen for purposes of Rule 145(c) under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the "Securities Act"), shall not be exchanged until Parent has received written undertakings from such person in the form attached hereto as Exhibit C in the case of affiliates of AmeriSource or Exhibit D in the case of affiliates of Bergen.

          (e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to holders of AmeriSource Common Stock or Bergen Common Stock one year after the date of the mailing required by Section 3.3(b) shall be delivered to Parent, upon demand therefor, and holders of Certificates previously representing shares of AmeriSource Common Stock or Bergen Common Stock who have not theretofore complied with this Section 3.3 shall thereafter look only to Parent for payment of any claim to shares of Parent Common Stock, cash in lieu of Fractional Shares, or dividends or distributions, if any, in respect thereof.

          (f) No Liability. None of Parent, AmeriSource, Bergen or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time of the Mergers (or immediately prior to such earlier date on which any shares of Parent Common Stock, any dividends or distributions with respect thereto, or any cash in lieu of Fractional Shares in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority (as defined in Section 4.5)), any such shares, dividends or distributions or cash in respect of such Certificate shall, to the extent permitted by Applicable Laws, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

          (g) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent upon termination of the Exchange Fund pursuant to Section 3.3(e); provided that nothing herein shall limit Parent's obligation to ensure that an amount of cash sufficient to pay all amounts due holders of Certificates upon surrender to the Exchange Agent pursuant to the provisions of this Article III.

          (h) Missing Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact and providing an appropriate indemnity or surety bond by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock (including dividends and distributions with respect thereto) and cash in lieu of Fractional Shares deliverable in respect thereof pursuant to this Agreement.

     3.4. Treatment of Stock Options.

          (a) Prior to the Effective Time, Parent, AmeriSource and Bergen shall take all such actions as may be necessary to cause each unexpired and unexercised option under stock option plans of AmeriSource and Bergen in effect on the date hereof which has been granted to current or former directors, officers, employees or consultants of AmeriSource or Bergen by AmeriSource or Bergen (or which has been granted by AmeriSource or Bergen prior to the Effective Time in compliance with the terms of this Agreement) (each such option an "AmeriSource Option" or a "Bergen Option," as the case may be) to be automatically converted at the Effective Time into an option (a "Parent Exchange Option") to purchase that number of shares of Parent Common Stock (i) in the case of a Bergen Option, equal to the number of shares of Bergen Common Stock issuable immediately prior to the Effective Time upon exercise of the Bergen Option (without regard to actual restrictions on exercisability) multiplied by the Bergen Exchange Ratio, with an exercise price equal to the exercise price which existed under the corresponding Bergen Option divided by the Bergen Exchange Ratio, and with other terms and conditions that are the same as the terms and conditions of such Bergen Option immediately before the Effective Time and (ii) in the case of an AmeriSource Option, equal to the number of shares of AmeriSource Common Stock issuable immediately prior to the Effective Time upon exercise of the AmeriSource Option (without regard to actual restrictions on exercisability), with an exercise price equal to the exercise price which existed under the corresponding AmeriSource Option, and with other terms and conditions that are the same as the terms and conditions of such AmeriSource Option immediately before the Effective Time; provided, that with respect to any AmeriSource Option or Bergen Option that is an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), the foregoing conversion shall be carried out in a manner satisfying the requirements of Section 424(a) of the Code. In connection with the issuance of Parent Exchange Options, Parent shall (i) reserve for issuance the number of shares of Parent Common Stock that will become subject to Parent Exchange Options pursuant to this Section 3.4 and (ii) from and after the Effective Time, upon exercise of Parent Exchange Options, make available for issuance all shares of Parent Common Stock covered thereby, subject to the terms and conditions applicable thereto.

          (b) AmeriSource and Bergen each agree to issue treasury shares of AmeriSource or Bergen, to the extent available, upon the exercise of AmeriSource Options or Bergen Options prior to the Effective Time.

          (c) Parent agrees to use its reasonable best efforts to file with the Securities and Exchange Commission (the "Commission") within five business days after the Closing Date a registration statement on Form S-8 or other appropriate form under the Securities Act to register the shares of Parent Common Stock issuable upon exercise of the Parent Exchange Options and use its reasonable best efforts to cause such registration statement to remain effective until the exercise or expiration of all such options.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF BERGEN

          In order to induce AmeriSource to enter into this Agreement, Bergen hereby represents and warrants to AmeriSource that the statements contained in this Article IV are true, correct and complete.

     4.1. Organization and Standing Each of Bergen and each subsidiary
(as defined in Section 9.3) of Bergen is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted, except where the failure to be so organized, existing or in good standing or to have such corporate power or authority, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect (as defined in Section 9.3) on Bergen. Each of Bergen and each subsidiary of Bergen is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Bergen. Bergen is not in default in the performance, observance or fulfillment of any provision of its Restated Certificate of Incorporation or its Bylaws, each as in effect on the date hereof (the "Bergen Certificate" and the "Bergen Bylaws," respectively). Bergen has heretofore furnished to AmeriSource a complete and correct copy of the Bergen Certificate and the Bergen Bylaws. No subsidiary of Bergen is in default in the performance, observance or fulfillment of any provision of such subsidiary's Certificate of Incorporation or Bylaws, each as in effect on the date hereof.

     4.2. Subsidiaries. Bergen does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, except for the subsidiaries and other entities set forth in Section 4.2 to the disclosure schedule delivered by Bergen to AmeriSource and dated the date hereof (the "Bergen Disclosure Schedule"). Except as set forth in Section 4.2 to the Bergen Disclosure Schedule, neither Bergen nor any of its subsidiaries is subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in an amount in excess of $1,000,000 in any entity or enterprise that is not wholly owned by Bergen. Except as set forth in Section
4.2 to the Bergen Disclosure Schedule, Bergen owns directly or indirectly each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such subsidiary) of each of Bergen's subsidiaries, free and clear of all liens, pledges, security interests, claims or other encumbrances. Each of the outstanding shares of capital stock of each of Bergen's subsidiaries is duly authorized, validly issued, fully paid and nonassessable. Other than as set forth in Section 4.2 to the Bergen Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase or transfer of any capital stock or other securities of any subsidiary of Bergen, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock or other securities of any subsidiary of Bergen, and neither Bergen nor any subsidiary of Bergen has any obligation of any kind to issue any additional shares of capital stock or other securities of any subsidiary of Bergen or to pay for or repurchase any shares of capital stock or other securities of any subsidiary of Bergen or any predecessor thereof.

     4.3. Corporate Power and Authority. Bergen has all requisite corporate power and authority to (a) enter into and deliver this Agreement, (b) to perform its obligations hereunder, and, (c) subject to obtaining the requisite approval of the shareholders of Bergen of this Agreement, to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Bergen have been duly authorized by all necessary corporate action on the part of Bergen, subject to obtaining the requisite approval of the shareholders of Bergen. This Agreement has been duly executed and delivered by Bergen and (assuming the due authorization, execution and delivery by the other parties hereto) constitutes the legal, valid and binding obligation of Bergen enforceable against it in accordance with its terms.

     4.4. Capitalization of Bergen. As of March 15, 2001, Bergen's authorized capital stock consisted solely of (a) 300,000,000 shares of Class A common stock, par value $1.50 per share ("Bergen Common Stock"), of which (i) 135,484,524 shares were issued and outstanding, (ii) 3,110,673 shares were issued and held in treasury (which does not include the shares reserved for issuance set forth in clause (iii) below) and no shares were held by subsidiaries of Bergen, and (iii) 9,034,384 shares were reserved for issuance upon the exercise of outstanding options and no shares were reserved for issuance upon the conversion or exchange of convertible or exchangeable securities granted or issued by Bergen; and (b) 3,000,000 shares of preferred stock, without par value ("Bergen Preferred Stock"), none of which was issued and outstanding or reserved for issuance, except for a series of 400,000 shares of Bergen Preferred Stock designated as Series A Junior Participating Preferred Stock reserved for issuance pursuant to the Amended and Restated Rights Agreement dated as of December 17, 1999 between Bergen and ChaseMellon Shareholder Services, Inc. ("Bergen Rights Agreement"), none of which was issued and outstanding. Each outstanding share of Bergen capital stock is duly authorized and validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights. Other than as set forth in the first sentence hereof, in Section 4.4 to the Bergen Disclosure Schedule or as contemplated by the Stock Option Agreement dated as of the date hereof between AmeriSource and Bergen (the "Bergen Stock Option Agreement"), there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase or transfer by Bergen of any securities of Bergen, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of Bergen, and neither Bergen nor any subsidiary of Bergen has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities of Bergen or any predecessor. The Bergen Disclosure Schedule accurately sets forth as of March 15, 2001 the names of, and the number of shares of each class (including the number of shares issuable upon exercise of Bergen Options and the exercise price and vesting schedule with respect thereto) and the number of options held by, all holders of options to purchase Bergen capital stock. Except as set forth in Section 4.4 to the Bergen Disclosure Schedule, neither Bergen nor any of its subsidiaries has any agreement, arrangement or understandings to register any securities of Bergen or any of its subsidiaries under the Securities Act or under any state securities law or has granted registration rights to any person or entity (other than agreements, arrangements or understandings with respect to registration rights that are no longer in effect as of the date of this Agreement); copies of all such agreements (other than agreements that are no longer in effect on the date of this Agreement) have previously been provided to AmeriSource.

     4.5. Conflicts; Consents and Approvals. Except as set forth in Section 4.5 to the Bergen Disclosure Schedule and, in the case of (b), (c) and (d), for any of the following that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Bergen or a material adverse effect on the ability of Bergen to consummate the transactions contemplated hereby, neither the execution and delivery of this Agreement or the Bergen Stock Option Agreement by Bergen, nor the consummation of the transactions contemplated hereby or thereby will:

          (a) conflict with, or result in a breach of any provision of, the Bergen Certificate or the Bergen Bylaws,

          (b) to the knowledge of Bergen, violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Bergen or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Bergen or any of its subsidiaries is a party,

          (c) violate any order, writ, injunction, decree, statute, permit, license, rule or regulation applicable to Bergen or any of its subsidiaries or any of their respective properties or assets, or

          (d) require any action or consent or approval of, or review by, or registration or filing by Bergen or any of its affiliates with, any third party or any local, domestic, foreign or multi-national court, tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority (a "Governmental Authority"), other than
(i) approval of the Mergers and the transactions contemplated hereby by shareholders of Bergen, (ii) the filing of the New Jersey Certificate of Merger with the New Jersey Treasury Department and the filing of the Delaware Certificate of Merger with the Delaware Secretary of State, (iii) action necessary for the authorization for inclusion of the Parent Common Stock to be issued in the Mergers and the transactions contemplated hereby on the NYSE, subject to official notice of issuance, (iv) actions required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), (v) actions required under the New Jersey Industrial Site Recovery Act and the rules and regulations promulgated thereunder ("ISRA") and (vi) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement.

     4.6. No Material Adverse Change. Except (a) as set forth in Section 4.6 to the Bergen Disclosure Schedule or (b) as specifically disclosed in the Bergen SEC Documents (as defined in Section 4.7) filed with the Commission prior to the date of this Agreement, since September 30, 2000, there has been no change in the business, assets, liabilities, results of operations or financial condition of Bergen or any of its subsidiaries which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on Bergen, or any event, occurrence or development which individually or in the aggregate would have a material adverse effect on the ability of Bergen to consummate the transactions contemplated hereby.

     4.7. Bergen SEC Documents. Except as set forth in Section 4.7 to the Bergen Disclosure Schedule, Bergen has timely filed with the Commission all forms, reports, schedules, statements and other documents required to be filed by them since December 31, 1997 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act") or the Securities Act (such documents, as supplemented and amended since the time of filing, collectively, the "Bergen SEC Documents"). The Bergen SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) except as set forth in Section 4.7 to the Bergen Disclosure Schedule, complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of Bergen included in the Bergen SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present (subject, in the case of the unaudited financial statements, to normal, recurring audit adjustments), in all material respects, the consolidated financial position of Bergen and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. No subsidiary of Bergen is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the Commission, the NYSE, any other stock exchange or any other comparable Governmental Authority.

     4.8. Taxes. Except as reflected in the Consolidated Balance Sheet of Bergen as of September 30, 2000, included in the Bergen SEC Documents, or disclosed in the footnotes to the financial statements as of such date or (ii) as set forth in Section 4.8 to the Bergen Disclosure Schedule and except for such matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Bergen:

          (a) Bergen and its subsidiaries (i) have duly filed all Tax Returns (as defined in Section 4.8(d)) (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by Bergen or its subsidiaries, all of which Tax Returns are true and correct; (ii) have within the time and manner prescribed by Applicable Law paid or, prior to the Effective Time, will pay all Taxes (as defined in Section 4.8(d)), required to be paid in respect of the periods covered by such Tax Returns or otherwise due to any Governmental Authority; (iii) have established or, prior to the Effective Time, will establish, in accordance with their normal accounting practices and procedures, accruals and reserves that are adequate for the payment of all Taxes not yet due and payable and attributable to any period preceding the Effective Time; (iv) are not delinquent in the payment of any Tax; and (v) have not received written notice of any deficiencies for any Tax from any Governmental Authority against Bergen or any of its subsidiaries, which deficiency has not been satisfied. Neither Bergen nor any of its subsidiaries is the subject of any currently ongoing Tax audit. With respect to any taxable period ended prior to September 30, 1996, all federal income Tax Returns including Bergen or any of its subsidiaries have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations. There are no liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible, of Bergen or any of its subsidiaries (other than liens for Taxes not yet due). No claim has ever been made in writing by a Governmental Authority in a jurisdiction where Bergen or its subsidiaries do not file Tax Returns that Bergen or any of its subsidiaries is or may be subject to taxation by that jurisdiction. Neither Bergen nor any of its subsidiaries has filed an election under Section 341(f) of the Code to be treated as a consenting corporation.

          (b) Neither Bergen nor any of its subsidiaries is obligated by any contract, agreement or other arrangement to indemnify any other person with respect to Taxes. Neither Bergen nor any of its subsidiaries is now or has ever been a party to or bound by any contract, agreement or other arrangement (whether or not written and including, without limitation, any arrangement required or permitted by Applicable Law (including pursuant to Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law)) which (i) requires Bergen or any of its subsidiaries to make any Tax payment to (other than payments made prior to September 30, 2000) or for the account of any other person, (ii) affords any other person the benefit of any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) of Bergen or any of its subsidiaries, or (iii) requires or permits the transfer or assignment of income, revenues, receipts or gains to Bergen or any of its subsidiaries from any other person.

          (c) Bergen and its subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

          (d) For purposes of this Agreement, (i) "Tax" (and, with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, inventory, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Authority, and (ii) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

     4.9. Compliance with Law. Except (a) as set forth in Section 4.9 to the Bergen Disclosure Schedule or (b) as specifically disclosed in the Bergen SEC Documents filed with the Commission prior to the date hereof, to the knowledge of Bergen, Bergen and its subsidiaries are in compliance with all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered, by any Governmental Authority, including, without limitation, the Federal Prescription Drug Marketing Act and comparable or related state law provisions, the Federal Controlled Substances Act of 1970, the Food, Drug and Cosmetic Act, the Good Manufacturing Practices and other standards of the Food and Drug Administration (the "FDA"), federal Medicare and Medicaid statutes, including, without limitation, 42 U.S.C. Section 1320a-7b and 42 U.S.C. Section 1395nn or related state or local statutes or regulations, applicable state laws regulating pharmacy or wholesaling practices, statutes and regulations relating to billing or sales practices, the Foreign Corrupt Practices Act of 1977 and the Occupational Safety and Health Act and the regulations promulgated thereunder (all such laws, statutes, orders, rules, regulations, policies, guidelines, judgments, decisions and orders, collectively, "Applicable Laws"), relating to Bergen, its subsidiaries or their respective business or properties, except where the failure to be in compliance with such Applicable Laws individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Bergen. Except (a) as disclosed in Section 4.9 to the Bergen Disclosure Schedule or (b) as specifically disclosed in the Bergen SEC Documents filed with the Commission prior to the date hereof, no investigation or review by any Governmental Authority with respect to Bergen or any of its subsidiaries is pending, or, to the knowledge of Bergen, threatened in writing, nor has any Governmental Authority indicated in writing an intention to conduct the same, other than those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Bergen. Since the date of this Agreement, there have been no changes in the status, as such status was disclosed to AmeriSource and its representatives prior to the date of this Agreement, of the matters disclosed on Section 4.9 to the Bergen Disclosure Schedule that, in the aggregate, would reasonably be expected to have a Material Adverse Effect on Bergen or a material adverse effect on the ability of Bergen to consummate the transactions contemplated hereby.

     4.10. Intellectual Property. Except as set forth in Section 4.10 to the Bergen Disclosure Schedule and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Bergen, Bergen and its subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade dress, trade name rights, copyrights, service marks, trade secrets, applications for registration of trademarks and for service marks, computer software and data bases, including all embodiments or fixations thereof and related documentation, know-how and other proprietary rights and information ("Intellectual Property") used in or necessary for the conduct of the business of Bergen and its subsidiaries as currently conducted. Except as set forth in
Section 4.10 to the Bergen Disclosure Schedule, the conduct of the businesses of Bergen and its subsidiaries as currently conducted does not, to the knowledge of Bergen, conflict with or infringe upon any Intellectual Property of any third party except for any conflict or infringement that, individually or in the aggregate, would not reasonably be expected to have a Material

Adverse Effect on Bergen. Except as set forth in Section 4.10 to the Bergen Disclosure Schedule and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Bergen, to Bergen's knowledge, no third party is infringing on any of the Intellectual Property owned by Bergen or any of its subsidiaries.

     4.11. Title to Properties. Bergen and its subsidiaries own or hold under valid leases all real property, plants, machinery and equipment necessary for the conduct of the business of Bergen and its subsidiaries as presently conducted, except where the failure to own or so hold such property, plants, machinery and equipment would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Bergen.

     4.12. Registration Statement; Joint Proxy Statement. None of the information provided by Bergen in writing for inclusion in the registration statement on Form S-4 (such registration statement as amended, supplemented or modified, the "Registration Statement") to be filed with the Commission by Parent under the Securities Act, including the prospectus relating to the shares of Parent Common Stock to be issued in the Mergers (as amended, supplemented or modified, the "Prospectus") and the joint proxy statement and form of proxies relating to the vote of the shareholders of Bergen with respect to the Mergers (as amended, supplemented or modified, the "Joint Proxy Statement"), at the time the Registration Statement becomes effective or, in the case of the Joint Proxy Statement, at the date of mailing and at the date of the Bergen Shareholders Meeting or the AmeriSource Shareholders Meeting, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement, except for such portion thereof that relates only to AmeriSource and its subsidiaries (as to which no representations or warranties are made), will comply as to form in all material respects with the provisions of the Exchange Act.

     4.13. Litigation. Except (a) as set forth in Section 4.13 to the Bergen Disclosure Schedule or (b) specifically disclosed in the Bergen SEC Documents filed with the Commission prior to the date of this Agreement, there is no suit, claim, action, proceeding, audit or investigation (an "Action") pending or, to the knowledge of Bergen, threatened against Bergen or any of its subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Bergen or a material adverse effect on the ability of Bergen to consummate the transactions contemplated hereby. Except as set forth in Section 4.13 to the Bergen Disclosure Schedule, neither Bergen nor any of its subsidiaries is currently subject to any outstanding order, writ, injunction or decree specifically applicable to Bergen or any of its subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Bergen or a material adverse effect on the ability of Bergen to consummate the transactions contemplated hereby. Since the date of this Agreement, there have been no changes in the status, as such status was disclosed to AmeriSource and its representatives prior to the date of this Agreement, of the Actions pending against Bergen or any of its subsidiaries and set forth in Section 4.13 to the Bergen Disclosure Schedule that, in the aggregate, would reasonably be expected to have a Material Adverse Effect on Bergen or a material adverse effect on the ability of Bergen to consummate the transactions contemplated hereby.

     4.14. Brokerage and Finder's Fees; Expenses. Except in connection with the retention of Merrill Lynch & Co., Inc. ("Merrill Lynch") (the fees of which firm shall be the sole responsibility of Bergen), neither Bergen nor any stockholder, director, officer or employee thereof has incurred or will incur on behalf of Bergen any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement. Bergen has heretofore furnished to AmeriSource a complete and correct copy of the engagement letter between Bergen and Merrill Lynch.

     4.15. Reorganization. Neither Bergen nor any of its affiliates has taken or agreed to take any action that would cause AmeriSource, Bergen, the AmeriSource shareholders or the Bergen shareholders to recognize any gain or loss for Federal income tax purposes as a result of the Reorganization (except to the extent that cash is received in lieu of Fractional Shares and to the extent of payments made pursuant to Section 6.1(i)).

     4.16. Employee Benefit Plans.

          (a) For purposes of this Agreement, the following terms have the definitions given below:

          "Controlled Group Liability" means any and all liabilities under (i) Title IV of ERISA (as defined below), (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, or (v) corresponding or similar provisions of foreign laws or regulations, in each case other than pursuant to Plans.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

          "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

          "Plans" means each plan, program, policy, practice or other arrangement providing for compensation, severance, retirement benefits, fringe benefits, equity-based awards or other benefits of any kind (including, but not limited to, all employee welfare benefit plans within the meaning of Section 3(l) of ERISA and all employee pension benefit plans within the meaning of
Section 3(2) of ERISA) with respect to which a party or any of its subsidiaries or ERISA Affiliates has or may have any liability, contingent or otherwise, and further including any of the foregoing which cover directors or former directors of a party or any subsidiary.

          "Withdrawal Liability" means (a) liability to a Multiemployer Plan (as defined in Section 4.16(f)) as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

          (b) With respect to each Bergen Plan, Bergen has provided to AmeriSource a true, correct and complete copy of each material document relating to a material liability with respect thereto, including without limitation the following (where applicable):
(i) each writing constituting a part of such Plan, including without limitation all plan documents, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; and (v) the most recent determination letter from the Internal Revenue Service, if any.

          (c) Except as set forth in Section 4.16(c) to the Bergen Disclosure Schedule, the Internal Revenue Service has issued a favorable determination letter with respect to each Bergen Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code (a "Qualified Plan") and, to the knowledge of Bergen, there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Bergen Qualified Plan or the related trust.

          (d) All contributions required to be made to any Bergen Plan by Applicable Laws or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Bergen Plan, before the date hereof have been made or paid in full on or before the final due date thereof and through the Effective Time will be made or paid in full on or before the final due date thereof.

          (e) Bergen and its subsidiaries have complied, and are now in compliance, with all applicable provisions of ERISA and the Code and all Applicable Laws relating to employees and employee benefits, except for such non-compliance which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Bergen. Each Bergen Plan has been established and operated in compliance with its terms and Applicable Laws, except for such non-compliance which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Bergen. There is not now, and there are no existing circumstances that individually or in the aggregate would reasonably be expected to give rise to, any requirement for the posting of security with respect to a Bergen Plan or the imposition of any lien on the assets of Bergen or any of its subsidiaries under ERISA or the Code. Bergen and its subsidiaries are each in compliance with all Applicable Laws respecting employment, except for such non-compliance which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Bergen.

          (f) Except as set forth in Section 4.16(f) to the Bergen Disclosure Schedule, no Bergen Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"), nor has Bergen or any of its subsidiaries or any of their respective ERISA Affiliates, at any time within six years before the date hereof, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan. With respect to each Multiemployer Plan: (i) neither Bergen nor any of its ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full; (ii) neither Bergen nor any ERISA Affiliate has received any notification, nor has any reason to believe, that any such plan is in reorganization, is insolvent, or has been terminated, or could reasonably be expected to be in reorganization, to be insolvent, or to be terminated; and (iii) no circumstances exist which individually or in the aggregate could reasonably be expected to result in Withdrawal Liability with respect to a Bergen Plan.

          (g) There does not now exist, and there are no existing circumstances that individually or in the aggregate would reasonably be expected to result in, any Controlled Group Liability that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on Bergen or any of its subsidiaries. Without limiting the generality of the foregoing, neither Bergen nor any of its subsidiaries nor any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069 of ERISA.

          (h) Except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and except as set forth in
Section 4.16(h) to the Bergen Disclosure Schedule, neither Bergen nor any of its subsidiaries has any material liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof.

          (i) Except as disclosed in Section 4.16(i) to the Bergen Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of Bergen or any of its subsidiaries. Without limiting the generality of the foregoing, except as set forth in Section 4.16(i) to the Bergen Disclosure Schedule, no amount paid or payable by Bergen or any of its subsidiaries or affiliates in connection with the transactions contemplated hereby either solely as a result thereof or as a result of such transactions in conjunction with any other events will be an "excess parachute payment" within the meaning of Section 280G of the Code.

          (j) Except as disclosed in Section 4.16(j) to the Bergen Disclosure Schedule, there are no pending, or to the knowledge of Bergen threatened, Actions (other than claims for benefits in the ordinary course) with respect to the Bergen Plans which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Bergen or any of its subsidiaries.

          (k) Section 4.16(k) to the Bergen Disclosure Schedule sets forth a list of each employment, consulting, severance or similar agreement under which Bergen or any of its subsidiaries is or could become obligated to provide compensation or benefits in excess of $200,000 per year, and Bergen has provided to AmeriSource a copy of each such agreement.

          (l) Each of the employees of Bergen or any of its subsidiaries listed on Section 4.16(l) to the Bergen Disclosure Schedule have entered into an agreement with Bergen in the form attached hereto as Exhibit E and such agreements have not been amended or modified in any respect.

     4.17. Contracts. Section 4.17 to the Bergen Disclosure Schedule lists all contracts, agreements, guarantees, leases and executory commitments (each a "Contract"), other than Plans, any Contracts heretofore filed as an exhibit to any Bergen SEC Document and any Contracts that are cancelable on less than 91 days notice without penalty, that exist as of the date hereof to which Bergen or any of its subsidiaries is a party or by which it is bound and which fall within any of the following categories: (a) Contracts not entered into in the ordinary course of Bergen's or any of its subsidiaries' business other than those that individually or in the aggregate are not material to the business of Bergen or any of its subsidiaries, (b) joint venture and partnership agreements,
(c) Contracts containing covenants purporting to limit the freedom of Bergen or any of its subsidiaries to compete in any line of business in any geographic area or to hire any individual or group of individuals, (d) Contracts which after the Effective Time would have the effect of limiting the freedom of Parent or its subsidiaries to compete in any line of business in any geographic area or to hire any individual or group of individuals, (e) Contracts which contain minimum purchase conditions in excess of $10,000,000 with respect to inventory purchases for resale, and $1,000,000 in the case of everything else, or requirements or other terms that restrict or limit the purchasing relationships of Bergen or its subsidiaries, or any customer, licensee or lessee thereof, (f) Contracts relating to any outstanding commitment for capital expenditures in excess of $2,000,000, (g) indentures, mortgages, promissory notes, loan agreements or guarantees of borrowed money in excess of $2,000,000 in the aggregate, letters of credit or other agreements or instruments of Bergen or any of its subsidiaries or commitments for the borrowing or the lending by Bergen or any of its subsidiaries of amounts in excess of $2,000,000 in the aggregate or providing for the creation of any charge, security interest, encumbrance or lien upon any of the assets of Bergen or any of its subsidiaries with an aggregate value in excess of $2,000,000, (h) Contracts providing for "earn-outs" or other contingent payments by Bergen or any of its subsidiaries involving more than $1,000,000 in the aggregate over the terms of any such Contracts, (i) Contracts providing for the purchase by Bergen or any of its subsidiaries of product for a purchase price in excess of $1,000,000 in the aggregate, for resale, at a price above the weighted average price at which Bergen or any of its subsidiaries sell such product, (j) Contracts relating to material customer programs with an expected cost to Bergen or any of its subsidiaries in excess of $1,000,000 in the aggregate, including Contracts providing for loans to customers or slotting allowances, (k) Contracts associated with off balance sheet financing in excess of $1,000,000 in the aggregate, including but not limited to arrangements for the sale of receivables, (l) licenses or similar agreements granting a third party the right to use any Intellectual Property that is material to the business of Bergen or any of its subsidiaries, (m) stock purchase agreements, asset purchase agreements or other acquisition or divestiture agreements relating to material transactions since January 1, 1998, or (n) any agreement the absence of which would reasonably be expected to have a Material Adverse Effect on Bergen. All Contracts required to be disclosed in Section 4.17 to the Bergen Disclosure Schedule and all Contracts filed as an exhibit to any Bergen SEC Document and all Bergen Plans to which Bergen or any of its subsidiaries is a party or by which it is bound are valid and binding obligations of Bergen or such subsidiary and, to the knowledge of Bergen, the valid and binding obligation of each other party thereto except such Contracts which if not so valid and binding would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Bergen. Neither Bergen or any of its subsidiaries nor, to the knowledge of Bergen, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default under or permit the termination of, any such Contract except such violations or defaults under or terminations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Bergen. Set forth in Section 4.17(o) to the Bergen Disclosure Schedule is a description of any material changes to the amount and terms of the indebtedness of Bergen and its subsidiaries from the description in the financial statements (including the notes thereto) incorporated in Bergen's Annual Report on Form 10-K for the period ended September 30, 2000 filed with the Commission. Set forth in Section 4.17(p) to the Bergen Disclosure Schedule is the amount of the annual premium currently paid by Bergen for its directors' and officers' liability insurance. Except as set forth in Section 4.17(q) to the Bergen Disclosure Schedule, the consummation of the Mergers will not require any notice or consent pursuant to, or change any of the material terms of, any of the 20 largest customer Contracts (measured by revenue during fiscal 2000) to which Bergen or any of its subsidiaries is a party other than any Contracts heretofore filed as an exhibit to any Bergen SEC Document and any Contracts that are cancelable on less than 91 days notice without penalty.

     4.18. Labor Matters. Except as set forth in Section 4.18 to the Bergen Disclosure Schedule, neither Bergen nor any of its subsidiaries has any labor contracts or collective bargaining agreements with any persons employed by Bergen or any of its subsidiaries or any persons otherwise performing services primarily for Bergen or any of its subsidiaries, nor as of the date hereof is Bergen or any of its subsidiaries in the process of negotiating any such agreement. There is no labor strike, dispute or stoppage pending or, to the knowledge of Bergen, threatened against Bergen or any of its subsidiaries which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect, and neither Bergen nor any of its subsidiaries has experienced any such labor strike, dispute or stoppage since September 30, 1997.

     4.19. Undisclosed Liabilities. Except (i) as and to the extent disclosed or reserved against in the consolidated balance sheet of Bergen as of September 30, 2000 included in the Bergen SEC Documents, or disclosed in the footnotes to the financial statements as of such date, (ii) as incurred after September 30, 2000 in the ordinary course of business consistent with prior practice and not prohibited by this Agreement or (iii) as set forth in Section 4.19 to the Bergen Disclosure Schedule, neither Bergen nor any of its subsidiaries has any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Bergen. Since the date of this Agreement, there have been no changes in the status, as such status was disclosed to AmeriSource and its representatives prior to the date of this Agreement, of the matters disclosed on Section 4.19 to the Bergen Disclosure Schedule that, in the aggregate, would reasonably be expected to have a Material Adverse Effect on Bergen or a material adverse effect on the ability of Bergen to consummate the transactions contemplated hereby.

     4.20. Operation of Bergen's Business; Relationships.

          (a) Since September 30, 2000 through the date of this Agreement and except for entering into this Agreement and the Bergen Stock Option Agreement, neither Bergen nor any of its subsidiaries engaged in any transaction which, if done after execution of this Agreement, would violate in any material respect
Section 6.3(c) (other than subsections (x), (xi) or (xiv) of Section 6.3(c)), except as set forth in Section 4.20(a) to the Bergen Disclosure Schedule or as specifically disclosed in the Bergen SEC Documents filed with the Commission prior to the date of this Agreement.

          (b) Except as set forth in Section 4.20(b) to the Bergen Disclosure Schedule, (i) from September 30, 2000 to the date hereof, no material customer of Bergen or any of its subsidiaries has indicated that it will stop or materially decrease purchasing materials, products or services from Bergen or any of its subsidiaries and (ii) since September 30, 2000, no material supplier of Bergen or any of its subsidiaries has indicated that it will stop or materially decrease the supply of materials, products or services to Bergen or any of its subsidiaries, or impose conditions or credit limits on Bergen or any of its subsidiaries, in each case, the effect of which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on Bergen.

     4.21. Permits; Compliance.

          (a) Bergen and its subsidiaries are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "Bergen Permits"), except where the failure to be in possession of such Bergen Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Bergen or a material adverse effect on the ability of Bergen to consummate the transactions contemplated hereby, and there is no Action pending or, to the knowledge of Bergen, threatened in writing regarding any of the Bergen Permits which, if successful, would have a Material Adverse Effect on Bergen. Neither Bergen nor any of its subsidiaries is in conflict with, or in default or violation of any of the Bergen Permits, except for any such conflicts, defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Bergen.

          (b) Except as set forth in Section 4.21(b) to the Bergen Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Bergen:

              (i) all necessary clearances or approvals from Governmental Authorities for all drug and device products which are manufactured and/or sold by Bergen and its subsidiaries have, to the knowledge of Bergen, been obtained and Bergen and its subsidiaries are in substantial compliance with the most current form of each applicable clearance or approval with respect to the manufacture, storage, distribution, promotion and sale by Bergen and its subsidiaries of such products;

              (ii) none of Bergen, its subsidiaries, or any of their officers, employees or agents (during the term of such person's employment by Bergen or any of its subsidiaries or while acting as an agent of Bergen or any of its subsidiaries, or, to the knowledge of Bergen, prior to such employment) has made any untrue statement of a material fact or fraudulent statement to the FDA, the U.S. Nuclear Regulatory Commission (the "NRC") or any similar Governmental Authorities, failed to disclose a material fact required to be disclosed to the FDA, NRC or similar Governmental Authorities, or committed an act, made a statement or failed to make a statement that would reasonably be expected to provide a basis for the FDA, NRC or similar Governmental Authorities to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" or similar governmental policy, rule, regulation or law;

              (iii) as to each article of drug, device, cosmetic or vitamin manufactured (directly or indirectly) and/or, to the knowledge of Bergen, distributed by Bergen and its subsidiaries, such article is not adulterated or misbranded within the meaning of the Food, Drug and Cosmetic Act or any similar governmental act or law of any jurisdiction; and

              (iv) to the knowledge of Bergen, none of Bergen, its subsidiaries or any of their officers, employees or agents (during the term of such person's employment by Bergen or any of its subsidiaries or while acting as an agent of Bergen or any of its subsidiaries, or, to the knowledge of Bergen, prior to such employment), has been convicted of any crime or engaged in any conduct for which debarment or similar punishment is mandated or permitted by any Applicable Law.

          (c) Since the date of this Agreement, there have been no changes in the status, as such status was disclosed to AmeriSource and its representatives prior to the date of this Agreement, of the matters disclosed on Section 4.21 to the Bergen Disclosure Schedule that, in the aggregate, would reasonably be expected to have a Material Adverse Effect on Bergen or a material adverse effect on the ability of Bergen to consummate the transactions contemplated hereby.

     4.22. Environmental Matters. Except for matters disclosed in Section 4.22 of the Bergen Disclosure Schedule or as specifically disclosed in the Bergen SEC Documents filed with the Commission prior to the date of this Agreement and except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Bergen, (a) the properties, operations and activities of Bergen and its subsidiaries have at all times been for all applicable periods of limitation, and are, in compliance with all applicable Environmental Laws and Environmental Permits (each as defined below);
(b) Bergen and its subsidiaries and the properties and operations of Bergen and its subsidiaries are not subject to any pending or, to the knowledge of Bergen, threatened (in writing) Action under any Environmental Law, including without limitation with respect to any present or former operations, facilities or subsidiaries; (c) there has been no release of any Hazardous Materials (as defined below) into the environment by Bergen or its subsidiaries, and to the knowledge of Bergen there are no Hazardous Materials present at, on, under, within or which have migrated from, any properties of Bergen or its subsidiaries; (d) to the knowledge of Bergen there has been no exposure of any person or property to any Hazardous Materials in connection with the properties, operations and activities of Bergen or its subsidiaries (provided that the foregoing is not intended to apply to exposure relating to the consumption or other customary use of pharmaceutical products manufactured or distributed by Bergen); and (e) neither Bergen nor any of its subsidiaries (x) has received any written notice that Bergen, any of its subsidiaries or any of their respective present or former operations, facilities or subsidiaries is or may be a potentially responsible party or otherwise liable in connection with any site used for the disposal of or otherwise containing Hazardous Materials, or (y) has disposed of, arranged for the disposal of, or transported any Hazardous Materials to any site which, to the knowledge of Bergen, is listed on the U.S. Environmental Protection Agency's National Priorities List or which, to the knowledge of Bergen, is otherwise subject to remediation or investigation. Bergen and its subsidiaries have made available to AmeriSource all material internal and external environmental audits and reports (in each case relevant to Bergen or any of its subsidiaries) prepared since January 1, 1995 and in the possession or under the control of Bergen or its subsidiaries. The term "Environmental Laws" means all Applicable Laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes (collectively, "Hazardous Materials") into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder, as in effect on the date hereof. "Environmental Permit" means any permit, approval, identification number, license or other authorization required under or issued pursuant to any applicable Environmental Law.

     4.23. Opinion of Financial Advisor. Bergen has received the written opinion of Merrill Lynch, its financial advisor, to the effect that, as of the date of this Agreement, the Bergen Exchange Ratio is fair to the Bergen shareholders from a financial point of view, and such opinion has not been withdrawn or revoked or modified in any material respect as of the date of this Agreement.

     4.24. Board Recommendation; Vote Required.

          (a) The Board of Directors of Bergen, at a meeting duly called and held at which a quorum was present throughout, has by the requisite vote of the directors (i) determined that this Agreement and the transactions contemplated hereby, including the Mergers, and the Bergen Stock Option Agreement and the transactions contemplated thereby, taken together, are fair to and in the best interests of the Bergen shareholders and (ii) resolved to recommend that the holders of the shares of Bergen Common Stock entitled to vote thereon approve and adopt this Agreement and the transactions contemplated hereby (the "Bergen Board Recommendation"). The Bergen Board Recommendation has not been withdrawn, revoked or modified as of the date of this Agreement.

          (b) The only vote of the holders of any class or series of capital stock of Bergen necessary to approve and adopt this Agreement, the Mergers and the other transactions contemplated by this Agreement is the affirmative vote in favor of the approval and adoption of this Agreement of a majority of the votes cast by holders of the outstanding shares of Bergen Common Stock.

     4.25. New Jersey Shareholders Protection Act and Rights Agreement. Prior to the date hereof, the Board of Directors of Bergen has taken all action necessary to exempt under or make not subject to (x) the provisions of the New Jersey Shareholders Protection Act (the "NJSPA") and (y) any other New Jersey or California takeover law or New Jersey or California law that purports to limit or restrict business combinations: (i) the execution of this Agreement, the Bergen Stock Option Agreement and the Support/Voting Agreements, dated as of the date hereof between AmeriSource and certain executive officers of Bergen (the "Bergen Support Agreements"), (ii) the Mergers and (iii) the transactions contemplated hereby and by the Bergen Stock Option Agreement and the Bergen Support Agreements. The Board of Directors of Bergen, at a meeting duly called and held at which a quorum was present throughout, has by the requisite vote of directors resolved to amend the Bergen Rights Agreement to provide that (i) Parent and AmeriSource are exempt from the definition of "Acquiring Person" contained in the Bergen Rights Agreement, (ii) no "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Bergen Rights Agreement) will occur as a result of the execution of this Agreement or the Bergen Stock Option Agreement or the consummation of the Mergers pursuant to this Agreement or the acquisition or transfer of shares of Bergen Common Stock by AmeriSource pursuant to the Bergen Stock Option Agreement and (iii) the Bergen Rights Agreement will expire immediately prior to the Effective Time. A copy of such resolution has been previously provided to AmeriSource and such resolution has not been withdrawn, revoked or modified.

     4.26. Related Party Transactions. Except as set forth in Section 4.26 to the Bergen Disclosure Schedule, since the date of Bergen's proxy statement dated January 12, 2001, no event has occurred that would be required to be reported under Item 404 of Regulation S-K promulgated by the Commission.

                                    ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF AMERISOURCE

          In order to induce Bergen to enter into this Agreement, AmeriSource hereby represents and warrants to Bergen that the statements contained in this
Article V are true, correct and complete.

     5.1. Organization and Standing. Each of AmeriSource and each subsidiary of AmeriSource is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted, except where the failure to be so organized, existing or in good standing or to have such corporate power or authority, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on AmeriSource. Each of AmeriSource and each subsidiary of AmeriSource is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on AmeriSource. AmeriSource is not in default in the performance, observance or fulfillment of any provision of its Restated Certificate of Incorporation or its Bylaws, each as in effect on the date hereof (the "AmeriSource Certificate" and the "AmeriSource Bylaws," respectively). AmeriSource has heretofore furnished to Bergen a complete and correct copy of the AmeriSource Certificate and the AmeriSource Bylaws. No subsidiary of AmeriSource is in default in the performance, observance or fulfillment of any provision of such subsidiary's Certificate of Incorporation or Bylaws, each as in effect on the date hereof.

     5.2. Subsidiaries. AmeriSource does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, except for the subsidiaries and other entities set forth in Section 5.2 to the disclosure schedule delivered by AmeriSource to Bergen and dated the date hereof (the "AmeriSource Disclosure Schedule"). Except as set forth in Section 5.2 to the AmeriSource Disclosure Schedule, neither AmeriSource nor any of its subsidiaries is subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in an amount in excess of $1,000,000 in any entity or enterprise that is not wholly owned by AmeriSource. Except as set forth in Section 5.2 to the AmeriSource Disclosure Schedule, AmeriSource owns directly or indirectly each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such subsidiary) of each of AmeriSource's subsidiaries, free and clear of all liens, pledges, security interests, claims or other encumbrances. Each of the outstanding shares of capital stock of each of AmeriSource's subsidiaries is duly authorized, validly issued, fully paid and nonassessable. Other than as set forth in Section 5.2 to the AmeriSource Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase or transfer of any capital stock or other securities of any subsidiary of AmeriSource, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock or other securities of any subsidiary of AmeriSource, and neither AmeriSource nor any subsidiary of AmeriSource has any obligation of any kind to issue any additional shares of capital stock or other securities of any subsidiary of AmeriSource or to pay for or repurchase any shares of capital stock or other securities of any subsidiary of AmeriSource or any predecessor thereof.

     5.3. Corporate Power and Authority. AmeriSource has all requisite corporate power and authority to (a) enter into and deliver this Agreement, (b) perform its obligations hereunder, and (c) subject to obtaining the requisite approval of the holders of shares of AmeriSource Class A Common Stock of this Agreement, to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by AmeriSource have been duly authorized by all necessary corporate action on the part of AmeriSource, subject to approval and adoption of this Agreement by the holders of shares of AmeriSource Class A Common Stock. This Agreement has been duly executed and delivered by AmeriSource and (assuming the due authorization, execution and delivery by the other parties hereto) constitutes the legal, valid and binding obligation of AmeriSource enforceable against it in accordance with its terms.

     5.4. Capitalization of AmeriSource. As of March 15, 2001, AmeriSource's authorized capital stock consisted solely of (a) 100,000,000 shares of Class A common stock, par value $0.01 per share ("AmeriSource Class A Common Stock"), of which (i) 52,624,648 shares were issued and outstanding, (ii) 702,167 shares were issued and held in treasury (which does not include the shares reserved for issuance set forth in clause (iii) below) and no shares were held by subsidiaries of AmeriSource, (iii) 3,053,488 shares were reserved for issuance upon the exercise of outstanding options and no shares (other than as described in clauses (iv) and (v) below) were reserved for issuance upon the conversion or exchange of convertible or exchangeable securities granted or issued by AmeriSource, (iv) 168,214 shares were reserved for issuance upon the conversion of AmeriSource Class B Common Stock and AmeriSource Class C Common Stock (each as defined below) into AmeriSource Class A Common Stock and (v) 5,663,730 shares were reserved for issuance upon the conversion of outstanding Convertible Subordinated Notes due December 1, 2007 (the "AmeriSource Convertible Notes");

(b) 15,000,000 shares of Class B common stock, par value $0.01 per share ("AmeriSource Class B Common Stock"), of which (i) 8,446 shares were issued and outstanding, (ii) 5,899,999 shares were issued and held in treasury and no shares were held by subsidiaries of AmeriSource, and (iii) no shares were reserved for issuance; and (c) 2,000,000 shares of Class C common stock, par value $0.01 per share ("AmeriSource Class C Common Stock" and, with the AmeriSource Class A Common Stock and AmeriSource Class B Common Stock, the "AmeriSource Common Stock"), of which (i) 159,768 shares were issued and outstanding, (ii) no shares were issued and held in treasury and no shares were held by subsidiaries of AmeriSource, and (iii) no shares were reserved for issuance. Each outstanding share of AmeriSource capital stock is duly authorized and validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights. Other than as set forth in the first sentence hereof, in Section 5.4 to the AmeriSource Disclosure Schedule or as contemplated by the Stock Option Agreement dated as of the date hereof between AmeriSource and Bergen (the "AmeriSource Stock Option Agreement") or the Rights Agreement dated as of March 16, 2001 between AmeriSource and Mellon Investor Services L.L.C. (the "AmeriSource Rights Agreement"), there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase or transfer by AmeriSource of any securities of AmeriSource, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of AmeriSource, and neither AmeriSource nor any subsidiary of AmeriSource has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities of AmeriSource or any predecessor. The AmeriSource Disclosure Schedule accurately sets forth as of March 15, 2001 the names of, and the number of shares of each class (including the number of shares issuable upon exercise of AmeriSource Options and the exercise price and vesting schedule with respect thereto) and the number of options held by, all holders of options to purchase AmeriSource capital stock. Except as set forth in Section 5.4 to the AmeriSource Disclosure Schedule, neither AmeriSource nor any of its subsidiaries has any agreement, arrangement or understandings to register any securities of AmeriSource or any of its subsidiaries under the Securities Act or under any state securities law or has granted registration rights to any person or entity (other than agreements, arrangements or understandings with respect to registration rights that are no longer in effect as of the date of this Agreement); copies of all such agreements (other than agreements that are no longer in effect on the date of this Agreement) have previously been provided to Bergen.

     5.5. Conflicts; Consents and Approvals. Except as set forth in Section 5.5 to the AmeriSource Disclosure Schedule and, in the case of (b), (c) and (d), for any of the following that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on AmeriSource or a material adverse effect on the ability of AmeriSource to consummate the transactions contemplated hereby, neither the execution and delivery of this Agreement or the AmeriSource Stock Option Agreement by AmeriSource, nor the consummation of the transactions contemplated hereby or thereby will:

          (a) conflict with, or result in a breach of any provision of, the AmeriSource Certificate or the AmeriSource Bylaws,

          (b) to the knowledge of AmeriSource, violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of AmeriSource or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which AmeriSource or any of its subsidiaries is a party,

          (c) violate any order, writ, injunction, decree, statute, permit, license, rule or regulation applicable to AmeriSource or any of its subsidiaries or any of their respective properties or assets, or

          (d) require any action or consent or approval of, or review by, or registration or filing by AmeriSource or any of its affiliates with, any third party or any Governmental Authority, other than (i) approval of the Mergers and the transactions contemplated hereby by holders of shares of AmeriSource Class A Common Stock, (ii) the filing of the New Jersey Certificate of Merger with the New Jersey Treasury Department and the filing of the Delaware Certificate of Merger with the Delaware Secretary of State, (iii) action necessary for the authorization for inclusion of the Parent Common Stock to be issued in the Mergers and the transactions contemplated hereby on the NYSE, subject to official notice of issuance, (iv) actions required by the HSR Act, (v) actions required under ISRA, and (vi) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement.

     5.6. No Material Adverse Change. Except (a) as set forth in Section 5.6 to the AmeriSource Disclosure Schedule or (b) as specifically disclosed in the AmeriSource SEC Documents (as defined in Section 5.7) filed with the Commission prior to the date of this Agreement, since September 30, 2000, there has been no change in the business, assets, liabilities, results of operations or financial condition of AmeriSource or any of its subsidiaries which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on AmeriSource, or any event, occurrence or development which individually or in the aggregate would have a material adverse effect on the ability of AmeriSource to consummate the transactions contemplated hereby.

     5.7. AmeriSource SEC Documents. Except as set forth in Section 5.7 to the AmeriSource Disclosure Schedule, AmeriSource has timely filed with the Commission all forms, reports, schedules, statements and other documents required to be filed by them since December 31, 1997 under the Exchange Act or the Securities Act (such documents, as supplemented and amended since the time of filing, collectively, the "AmeriSource SEC Documents"). The AmeriSource SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) except as set forth in Section 5.7 to the AmeriSource Disclosure Schedule, complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of AmeriSource included in the AmeriSource SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present (subject, in the case of the unaudited financial statements, to normal, recurring audit adjustments), in all material respects, the consolidated financial position of AmeriSource and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. No subsidiary of AmeriSource is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the Commission, the NYSE, any other stock exchange or any other comparable Governmental Authority.

     5.8. Taxes. Except as reflected in the Consolidated Balance Sheet of AmeriSource as of September 30, 2000, included in the AmeriSource SEC Documents, or disclosed in the footnotes to the financial statements as of such date or
(ii) as set forth in Section 5.8 to the AmeriSource Disclosure Schedule and except for such matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on AmeriSource:

          (a) AmeriSource and its subsidiaries (i) have duly filed all Tax Returns (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by AmeriSource or its subsidiaries, all of which Tax Returns are true and correct; (ii) have within the time and manner prescribed by Applicable Law paid or, prior to the Effective Time, will pay all Taxes, required to be paid in respect of the periods covered by such Tax Returns or otherwise due to any Governmental Authority; (iii) have established or, prior to the Effective Time, will establish, in accordance with their normal accounting practices and procedures, accruals and reserves that are adequate for the payment of all Taxes not yet due and payable and attributable to any period preceding the Effective Time; (iv) are not delinquent in the payment of any Tax; and (v) have not received written notice of any deficiencies for any Tax from any Governmental Authority against AmeriSource or any of its subsidiaries, which deficiency has not been satisfied. Neither AmeriSource nor any of its subsidiaries is the subject of any currently ongoing Tax audit. With respect to any taxable period ended prior to September 30, 1996, all federal income Tax Returns including AmeriSource or any of its subsidiaries have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations. There are no liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible, of AmeriSource or any of its subsidiaries (other than liens for Taxes not yet due). No claim has ever been made in writing by a Governmental Authority in a jurisdiction where AmeriSource or its subsidiaries do not file Tax Returns that AmeriSource or any of its subsidiaries is or may be subject to taxation by that jurisdiction. Neither AmeriSource nor any of its subsidiaries has filed an election under Section 341(f) of the Code to be treated as a consenting corporation.

          (b) Neither AmeriSource nor any of its subsidiaries is obligated by any contract, agreement or other arrangement to indemnify any other person with respect to Taxes. Neither AmeriSource nor any of its subsidiaries is now or has ever been a party to or bound by any contract, agreement or other arrangement (whether or not written and including, without limitation, any arrangement required or permitted by Applicable Law (including pursuant to Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law)) which (i) requires AmeriSource or any of its subsidiaries to make any Tax payment to (other than payments made prior to September 30, 2000) or for the account of any other person, (ii) affords any other person the benefit of any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) of AmeriSource or any of its subsidiaries, or (iii) requires or permits the transfer or assignment of income, revenues, receipts or gains to AmeriSource or any of its subsidiaries from any other person.

          (c) AmeriSource and its subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

     5.9. Compliance with Law. Except (a) as set forth in Section 5.9 to the AmeriSource Disclosure Schedule or (b) as specifically disclosed in the AmeriSource SEC Documents filed with the Commission prior to the date hereof, to the knowledge of AmeriSource, AmeriSource and its subsidiaries are in compliance with all Applicable Laws relating to AmeriSource, its subsidiaries or their respective business or properties, except where the failure to be in compliance with such Applicable Laws individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on AmeriSource. Except (a) as disclosed in Section 5.9 to the AmeriSource Disclosure Schedule or (b) as specifically disclosed in the AmeriSource SEC Documents filed with the Commission prior to the date hereof, no investigation or review by any Governmental Authority with respect to AmeriSource or any of its subsidiaries is pending, or, to the knowledge of AmeriSource, threatened in writing, nor has any Governmental Authority indicated in writing an intention to conduct the same, other than those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on AmeriSource. Since the date of this Agreement, there have been no changes in the status, as such status was disclosed to Bergen and its representatives prior to the date of this Agreement, of the matters disclosed on Section 5.9 to the AmeriSource Disclosure Schedule that, in the aggregate, would reasonably be expected to have a Material Adverse Effect on AmeriSource or a material adverse effect on the ability of AmeriSource to consummate the transactions contemplated hereby.

     5.10. Intellectual Property. Except as set forth in Section 5.10 to the AmeriSource Disclosure Schedule and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on AmeriSource, AmeriSource and its subsidiaries own or possess adequate licenses or other valid rights to use all Intellectual Property used in or necessary for the conduct of the business of AmeriSource and its subsidiaries as currently conducted. Except as set forth in Section 5.10 to the AmeriSource Disclosure Schedule, the conduct of the businesses of AmeriSource and its subsidiaries as currently conducted does not, to the knowledge of AmeriSource, conflict with or infringe upon any Intellectual Property of any third party except for any conflict or infringement that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on AmeriSource. Except as set forth in Section 5.10 to the AmeriSource Disclosure Schedule and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on

AmeriSource, to AmeriSource's knowledge, no third party is infringing on any of the Intellectual Property owned by AmeriSource or any of its subsidiaries.

     5.11. Title to Properties. AmeriSource and its subsidiaries own or hold under valid leases all real property, plants, machinery and equipment necessary for the conduct of the business of AmeriSource and its subsidiaries as presently conducted, except where the failure to own or so hold such property, plants, machinery and equipment would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on AmeriSource.

     5.12. Registration Statement; Joint Proxy Statement. None of the information provided by AmeriSource in writing for inclusion in the Registration Statement, Prospectus or the Joint Proxy Statement, at the time the Registration Statement becomes effective or, in the case of the Joint Proxy Statement, at the date of mailing and at the date of the Bergen Shareholders Meeting or the AmeriSource Shareholders Meeting, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement, except for such portion thereof that relates only to Bergen and its subsidiaries (as to which no representations or warranties are made), will comply as to form in all material respects with the provisions of the Exchange Act.

     5.13. Litigation. Except (a) as set forth in Section 5.13 to the AmeriSource Disclosure Schedule or (b) specifically disclosed in the AmeriSource SEC Documents filed with the Commission prior to the date of this Agreement, there is no Action pending or, to the knowledge of AmeriSource, threatened against AmeriSource or any of its subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on AmeriSource or a material adverse effect on the ability of AmeriSource to consummate the transactions contemplated hereby. Except as set forth in Section
5.13 to the AmeriSource Disclosure Schedule, neither AmeriSource nor any of its subsidiaries is currently subject to any outstanding order, writ, injunction or decree specifically applicable to AmeriSource or any of its subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on AmeriSource or a material adverse effect on the ability of AmeriSource to consummate the transactions contemplated hereby. Since the date of this Agreement, there have been no changes in the status, as such status was disclosed to Bergen and its representatives prior to the date of this Agreement, of the Actions pending against AmeriSource or any of its subsidiaries and set forth in Section 5.13 to the AmeriSource Disclosure Schedule that, in the aggregate, would reasonably be expected to have a Material Adverse Effect on AmeriSource or a material adverse effect on the ability of AmeriSource to consummate the transactions contemplated hereby.

     5.14. Brokerage and Finder's Fees; Expenses. Except in connection with the retention of Goldman, Sachs & Co. ("Goldman Sachs") (the fees of which firm shall be the sole responsibility of AmeriSource), neither AmeriSource nor any stockholder, director, officer or employee thereof has incurred or will incur on behalf of AmeriSource any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement. AmeriSource has heretofore furnished to Bergen a complete and correct copy of the engagement letter between AmeriSource and Goldman Sachs.

     5.15. Reorganization. Neither AmeriSource nor any of its affiliates has taken or agreed to take any action that would cause Bergen, AmeriSource, the Bergen shareholders or the AmeriSource shareholders to recognize any gain or loss for Federal income tax purposes as a result of the Reorganization (except to the extent that cash is received in lieu of Fractional Shares and to the extent of payments made pursuant to Section 6.1(i)).

     5.16. Employee Benefit Plans.

          (a) With respect to each AmeriSource Plan, AmeriSource has provided to Bergen a true, correct and complete copy of each material document relating to a material liability with respect thereto, including without limitation the following (where applicable): (i) each writing constituting a part of such Plan, including without limitation all plan documents, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; and
(v) the most recent determination letter from the Internal Revenue Service, if any.

          (b) Except as set forth in Section 5.16(b) to the AmeriSource Disclosure Schedule, the Internal Revenue Service has issued a favorable determination letter with respect to each AmeriSource Qualified Plan and, to the knowledge of AmeriSource, there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any AmeriSource Qualified Plan or the related trust.

          (c) All contributions required to be made to any AmeriSource Plan by Applicable Laws or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any AmeriSource Plan, before the date hereof have been made or paid in full on or before the final due date thereof and through the Effective Time will be made or paid in full on or before the final due date thereof.

          (d) AmeriSource and its subsidiaries have complied, and are now in compliance, with all applicable provisions of ERISA and the Code and all Applicable Laws relating to employees and employee benefits, except for such non- compliance which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on AmeriSource. Each AmeriSource Plan has been established and operated in compliance with its terms and Applicable Laws, except for such non-compliance which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on AmeriSource. There is not now, and there are no existing circumstances that individually or in the aggregate would reasonably be expected to give rise to, any requirement for the posting of security with respect to an AmeriSource Plan or the imposition of any lien on the assets of AmeriSource or any of its subsidiaries under ERISA or the Code. AmeriSource and its subsidiaries are each in compliance with all Applicable Laws respecting employment, except for such non-compliance which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on AmeriSource.

          (e) Except as set forth in Section 5.16(e) to the AmeriSource Disclosure Schedule, no AmeriSource Plan is a Multiemployer Plan or a Multiple Employer Plan, nor has AmeriSource or any of its subsidiaries or any of their respective ERISA Affiliates, at any time within six years before the date hereof, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan. With respect to each Multiemployer Plan: (i) neither AmeriSource nor any of its ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full; (ii) neither AmeriSource nor any ERISA Affiliate has received any notification, nor has any reason to believe, that any such plan is in reorganization, is insolvent, or has been terminated, or could reasonably be expected to be in reorganization, to be insolvent, or to be terminated; and (iii) no circumstances exist which individually or in the aggregate could reasonably be expected to result in Withdrawal Liability with respect to an AmeriSource Plan.

          (f) There does not now exist, and there are no existing circumstances that individually or in the aggregate would reasonably be expected to result in, any Controlled Group Liability that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on AmeriSource or any of its subsidiaries. Without limiting the generality of the foregoing, neither AmeriSource nor any of its subsidiaries nor any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069 of ERISA.

          (g) Except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and except as set forth in
Section 5.16(g) to the AmeriSource Disclosure Schedule, neither AmeriSource nor any of its subsidiaries has any material liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof.

          (h) Except as disclosed in Section 5.16(h) to the AmeriSource Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of AmeriSource or any of its subsidiaries. Without limiting the generality of the foregoing, except as set forth in Section 5.16(h) to the AmeriSource Disclosure Schedule, no amount paid or payable by AmeriSource or any of its subsidiaries or affiliates in connection with the transactions contemplated hereby either solely as a result thereof or as a result of such transactions in conjunction with any other events will be an "excess parachute payment" within the meaning of Section 280G of the Code.

          (i) Except as disclosed in Section 5.16(i) to the AmeriSource Disclosure Schedule, there are no pending, or to the knowledge of AmeriSource threatened, Actions (other than claims for benefits in the ordinary course) with respect to the AmeriSource Plans which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on AmeriSource or any of its subsidiaries.

          (j) Section 5.16(j) to the AmeriSource Disclosure Schedule sets forth a list of each employment, consulting, severance or similar agreement under which AmeriSource or any of its subsidiaries is or could become obligated to provide compensation or benefits in excess of $200,000 per year, and AmeriSource has provided to Bergen a copy of each such agreement.

     5.17. Contracts. Section 5.17 to the AmeriSource Disclosure Schedule lists all Contracts, other than Plans, any Contracts heretofore filed as an exhibit to any AmeriSource SEC Document and any Contracts that are cancelable on less than 91 days notice without penalty, that exist as of the date hereof to which AmeriSource or any of its subsidiaries is a party or by which it is bound and which fall within any of the following categories: (a) Contracts not entered into in the ordinary course of AmeriSource's or any of its subsidiaries' business other than those that individually or in the aggregate are not material to the business of AmeriSource or any of its subsidiaries, (b) joint venture and partnership agreements, (c) Contracts containing covenants purporting to limit the freedom of AmeriSource or any of its subsidiaries to compete in any line of business in any geographic area or to hire any individual or group of individuals, (d) Contracts which after the Effective Time would have the effect of limiting the freedom of Parent or its subsidiaries to compete in any line of business in any geographic area or to hire any individual or group of individuals, (e) Contracts which contain minimum purchase conditions in excess of $10,000,000 with respect to inventory purchases for resale, and $1,000,000 in the case of everything else, or requirements or other terms that restrict or limit the purchasing relationships of AmeriSource or its subsidiaries, or any customer, licensee or lessee thereof,
(f) Contracts relating to any outstanding commitment for capital expenditures in excess of $2,000,000, (g) indentures, mortgages, promissory notes, loan agreements or guarantees of borrowed money in excess of $2,000,000 in the aggregate, letters of credit or other agreements or instruments of AmeriSource or any of its subsidiaries or commitments for the borrowing or the lending by AmeriSource or any of its subsidiaries of amounts in excess of $2,000,000 in the aggregate or providing for the creation of any charge, security interest, encumbrance or lien upon any of the assets of AmeriSource or any of its subsidiaries with an aggregate value in excess of $2,000,000, (h) Contracts providing for "earn-outs" or other contingent payments by AmeriSource or any of its subsidiaries involving more than $1,000,000 in the aggregate over the terms of any such Contract, (i) Contracts providing for the purchase by AmeriSource or any of its subsidiaries of product for a purchase price in excess of $1,000,000 in the aggregate, for resale, at a price above the weighted average price at which AmeriSource or any of its subsidiaries sell such product, (j) Contracts relating to material customer programs with an expected cost to AmeriSource or any of its subsidiaries in excess of $1,000,000 in the aggregate, including Contracts providing for loans to customers or slotting allowances, (k) Contracts associated with off balance sheet financing in excess of $1,000,000 in the aggregate, including but not limited to arrangements for the sale of receivables, (l) licenses or similar agreements granting a third party the right to use any Intellectual Property that is material to the business of AmeriSource or any of its subsidiaries, (m) stock purchase agreements, asset purchase agreements or other acquisition or divestiture agreements relating to material transactions since January 1, 1998, or (n) any agreement the absence of which would reasonably be expected to have a

Material Adverse Effect on AmeriSource. All Contracts required to be disclosed in Section 5.17 to the AmeriSource Disclosure Schedule and all Contracts filed as an exhibit to any AmeriSource SEC Document and all AmeriSource Plans to which AmeriSource or any of its subsidiaries is a party or by which it is bound are valid and binding obligations of AmeriSource or such subsidiary and, to the knowledge of AmeriSource, the valid and binding obligation of each other party thereto except such Contracts which if not so valid and binding would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on AmeriSource. Neither AmeriSource or any of its subsidiaries nor, to the knowledge of AmeriSource, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default under or permit the termination of, any such Contract except such violations or defaults under or terminations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on AmeriSource. Set forth in Section 5.17(o) to the AmeriSource Disclosure Schedule is a description of any material changes to the amount and terms of the indebtedness of AmeriSource and its subsidiaries from the description in the financial statements (including the notes thereto) incorporated in AmeriSource's Annual Report on Form 10-K for the period ended September 30, 2000 filed with the Commission. Set forth in Section 5.17(p) to the AmeriSource Disclosure
Schedule is the amount of the annual premium currently paid by AmeriSource for its directors' and officers' liability insurance. Except as set forth in Section 5.17(q) to the AmeriSource Disclosure Schedule, the consummation of the Mergers will not require any notice or consent pursuant to, or change any of the material terms of, any of the 20 largest customer Contracts (measured by revenue during fiscal 2000) to which AmeriSource or any of its subsidiaries is a party other than any Contracts heretofore filed as an exhibit to any AmeriSource SEC Document and any Contracts that are cancelable on less than 91 days notice without penalty.

     5.18. Labor Matters. Except as set forth in Section 5.18 to the AmeriSource Disclosure Schedule, neither AmeriSource nor any of its subsidiaries has any labor contracts or collective bargaining agreements with any persons employed by AmeriSource or any of its subsidiaries or any persons otherwise performing services primarily for AmeriSource or any of its subsidiaries, nor as of the date hereof is AmeriSource or any of its subsidiaries in the process of negotiating any such agreement. There is no labor strike, dispute or stoppage pending or, to the knowledge of AmeriSource, threatened against AmeriSource or any of its subsidiaries which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect, and neither AmeriSource nor any of its subsidiaries has experienced any such labor strike, dispute or stoppage since September 30, 1997.

     5.19. Undisclosed Liabilities. Except (i) as and to the extent disclosed or reserved against in the consolidated balance sheet of AmeriSource as of September 30, 2000 included in the AmeriSource SEC Documents, or disclosed in the footnotes to the financial statements as of such date, (ii) as incurred after September 30, 2000 in the ordinary course of business consistent with prior practice and not prohibited by this Agreement or (iii) as set forth in
Section 5.19 to the AmeriSource Disclosure Schedule, neither AmeriSource nor any of its subsidiaries has any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on AmeriSource. Since the date of this Agreement, there have been no changes in the status, as such status was disclosed to Bergen and its representatives prior to the date of this Agreement, of the matters disclosed on Section 5.19 to the AmeriSource Disclosure Schedule that, in the aggregate, would reasonably be expected to have a Material Adverse Effect on AmeriSource or a material adverse effect on the ability of AmeriSource to consummate the transactions contemplated hereby.

     5.20. Operation of AmeriSource's Business; Relationships.

          (a) Since September 30, 2000 through the date of this Agreement and except for entering into this Agreement and the AmeriSource Stock Option Agreement, neither AmeriSource nor any of its subsidiaries engaged in any transaction which, if done after execution of this Agreement, would violate in any material respect Section 6.2(c) (other than subsections (x), (xi) or (xiv) of Section 6.2(c)), except as set forth in Section 5.20(a) to the

AmeriSource Disclosure Schedule or as specifically disclosed in the AmeriSource SEC Documents filed with the Commission prior to the date of this Agreement.

          (b) Except as set forth in Section 5.20(b) to the AmeriSource Disclosure Schedule, (i) from September 30, 2000 to the date hereof, no material customer of AmeriSource or any of its subsidiaries has indicated that it will stop or materially decrease purchasing materials, products or services from AmeriSource or any of its subsidiaries and (ii) since September 30, 2000, no material supplier of AmeriSource or any of its subsidiaries has indicated that it will stop or materially decrease the supply of materials, products or services to AmeriSource or any of its subsidiaries, in each case, the effect of which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on AmeriSource.

     5.21. Permits; Compliance.

          (a) AmeriSource and its subsidiaries are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "AmeriSource Permits"), except where the failure to be in possession of such AmeriSource Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on AmeriSource or a material adverse effect on the ability of AmeriSource to consummate the transactions contemplated hereby, and there is no Action pending or, to the knowledge of AmeriSource, threatened in writing regarding any of the AmeriSource Permits which, if successful, would have a Material Adverse Effect on AmeriSource. Neither AmeriSource nor any of its subsidiaries is in conflict with, or in default or violation of any of the AmeriSource Permits, except for any such conflicts, defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on AmeriSource.

          (b) Except as set forth in Section 5.21(b) to the AmeriSource Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on AmeriSource:

              (i) all necessary clearances or approvals from Governmental Authorities for all drug and device products which are manufactured and/or sold by AmeriSource and its subsidiaries have, to the knowledge of AmeriSource, been obtained and AmeriSource and its subsidiaries are in substantial compliance with the most current form of each applicable clearance or approval with respect to the manufacture, storage, distribution, promotion and sale by AmeriSource and its subsidiaries of such products;

              (ii) none of AmeriSource, its subsidiaries, or any of their officers, employees or agents (during the term of such person's employment by AmeriSource or any of its subsidiaries or while acting as an agent of AmeriSource or any of its subsidiaries, or, to the knowledge of AmeriSource, prior to such employment) has made any untrue statement of a material fact or fraudulent statement to the FDA, the NRC or any similar Governmental

Authorities, failed to disclose a material fact required to be disclosed to the FDA, NRC or similar Governmental Authorities, or committed an act, made a statement or failed to make a statement that would reasonably be expected to provide a basis for the FDA, NRC or similar Governmental Authorities to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" or similar governmental policy, rule, regulation or law;

              (iii) as to each article of drug, device, cosmetic or vitamin manufactured (directly or indirectly) and/or, to the knowledge of AmeriSource, distributed by AmeriSource and its subsidiaries, such article is not adulterated or misbranded within the meaning of the Food, Drug and Cosmetic Act or any similar governmental act or law of any jurisdiction; and

              (iv) to the knowledge of AmeriSource, none of AmeriSource, its subsidiaries or any of their officers, employees or agents (during the term of such person's employment by AmeriSource or any of its subsidiaries or while acting as an agent of AmeriSource, or any of its subsidiaries, to the knowledge of AmeriSource, prior to such employment), has been convicted of any crime or engaged in any conduct for which debarment or similar punishment is mandated or permitted by any Applicable Law.

          (c) Since the date of this Agreement, there have been no changes in the status, as such status was disclosed to Bergen and its representatives prior to the date of this Agreement, of the matters disclosed on Section 5.21(b) to the AmeriSource Disclosure Schedule that, in the aggregate, would reasonably be expected to have a Material Adverse Effect on AmeriSource or a material adverse effect on the ability of AmeriSource to consummate the transactions contemplated hereby.

     5.22. Environmental Matters. Except for matters disclosed in Section 5.22 of the AmeriSource Disclosure Schedule or as specifically disclosed in the AmeriSource SEC Documents filed with the Commission prior to the date of this Agreement and except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on AmeriSource, (a) the properties, operations and activities of AmeriSource and its subsidiaries have at all times been for all applicable periods of limitation, and are, in compliance with all applicable Environmental Laws and Environmental Permits; (b) AmeriSource and its subsidiaries and the properties and operations of AmeriSource and its subsidiaries are not subject to any pending or, to the knowledge of AmeriSource, threatened (in writing) Action under any Environmental Law, including without limitation with respect to any present or former operations, facilities or subsidiaries; (c) there has been no release of any Hazardous Materials into the environment by AmeriSource or its subsidiaries, and to the knowledge of AmeriSource, there are no Hazardous Materials present at, on, under, within or which have migrated from, any properties of AmeriSource or its subsidiaries; (d) to the knowledge of AmeriSource there has been no exposure of any person or property to any Hazardous Materials in connection with the properties, operations and activities of AmeriSource or its subsidiaries (provided that the foregoing is not intended to apply to exposure relating to the consumption or other customary use of pharmaceutical products manufactured or distributed by AmeriSource); and (e) neither AmeriSource nor any of its subsidiaries (x) has received any written notice that AmeriSource, any of its subsidiaries or any of their respective present or former operations, facilities or subsidiaries is or may be a potentially responsible party or otherwise liable in connection with any site used for the disposal of or otherwise containing Hazardous Materials, or
(y) has disposed of, arranged for the disposal of, or transported any Hazardous Materials to any site which, to the knowledge of AmeriSource, is listed on the U.S.

Environmental Protection Agency's National Priorities List or which, to the knowledge of AmeriSource, is otherwise subject to remediation or investigation. AmeriSource and its subsidiaries have made available to Bergen all material internal and external environmental audits and reports (in each case relevant to AmeriSource or any of its subsidiaries) prepared since January 1, 1995 and in the possession or under the control of AmeriSource or its subsidiaries.

     5.23. Opinion of Financial Advisor. AmeriSource has received the written opinion of Goldman Sachs, its financial advisor, to the effect that, as of the date of this Agreement, the ratio of the AmeriSource Exchange Ratio to the Bergen Exchange Ratio is fair to the AmeriSource shareholders from a financial point of view, and such opinion has not been withdrawn or revoked or modified in any material respect as of the date of this Agreement.

     5.24. Board Recommendation; Vote Required.

          (a) The Board of Directors of AmeriSource, at a meeting duly called and held at which a quorum was present throughout, has by the requisite vote of the directors (i) determined that this Agreement and the transactions contemplated hereby, including the Mergers, and the AmeriSource Stock Option Agreement and the transactions contemplated thereby, taken together, are fair to and in the best interests of the AmeriSource shareholders and (ii) resolved to recommend that the holders of the shares of AmeriSource Common Stock entitled to vote thereon approve and adopt this Agreement and the transactions contemplated hereby (the "AmeriSource Board Recommendation"). The AmeriSource Board Recommendation has not been withdrawn, revoked or modified as of the date of this Agreement.

          (b) The only vote of the holders of any class or series of capital stock of AmeriSource necessary to approve and adopt this Agreement, the Mergers and the other transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of AmeriSource Class A Common Stock in favor of the approval and adoption of this Agreement.

     5.25. State Takeover Law and Rights Agreement. Prior to the date hereof, the Board of Directors of AmeriSource has taken all action necessary to exempt under or make not subject to (x) the provisions of Section 203 of the DGCL and
(y) any other Delaware or Pennsylvania takeover law or Delaware or Pennsylvania law that purports to limit or restrict business combinations: (i) the execution of this Agreement, the AmeriSource Stock Option Agreement and the Support/Voting Agreements dated as of the date hereof between Bergen and certain executive officers of AmeriSource (the "AmeriSource Support Agreements"), (ii) the Mergers and (iii) the transactions contemplated hereby, by the AmeriSource Stock Option Agreement and by the AmeriSource Support Agreements. Parent and Bergen are exempt from the definition of "Acquiring Person" contained in the AmeriSource Rights Agreement, no "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the AmeriSource Rights Agreement) will occur as a result of the execution of this Agreement or the AmeriSource Stock Option Agreement or the consummation of the Mergers pursuant to this Agreement or the acquisition or transfer of shares of AmeriSource Common Stock by Bergen pursuant to the AmeriSource Stock Option Agreement, and the AmeriSource Rights Agreement has not been amended or modified.

     5.26. Related Party Transactions. Except as set forth in Section 5.26 to the AmeriSource Disclosure Schedule, since the date of AmeriSource's proxy statement dated January 26, 2001, no event has occurred that would be required to be reported under Item 404 of Regulation S-K promulgated by the Commission.

                                   ARTICLE VI

                            COVENANTS OF THE PARTIES

     The parties hereto agree that:

     6.1. Mutual Covenants.

          (a) HSR Act Filings; Notification.

              (i) Each of the parties hereto shall (A) make or cause to be made the filings required of such party or any of its subsidiaries or affiliates under the HSR Act with respect to the transactions contemplated hereby as promptly as practicable after the date hereof, (B) comply at the earliest practicable date with any request under the HSR Act for additional information, documents, or other materials received by such party or any of its subsidiaries from the Federal Trade Commission or the Department of Justice (either, an "HSR Authority") or any other Governmental Authority in respect of such filings or such transactions, and (C) cooperate with the other party in connection with any such filing (including, with respect to the party making a filing, providing copies of all such documents to the nonfiling party's outside counsel) and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under any Antitrust Laws (as defined in Section 6.1(a)(ii)) with respect to any such filing or any such transaction. Each party shall use its reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Applicable Law in connection with the Mergers and the other transactions contemplated by this Agreement. Each party shall promptly inform the other party of any communication or proposed meeting with, and any proposed understanding, undertaking, or agreement with, any Governmental Authority regarding any such filings or any such transaction. The parties hereto will consult with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or other Antitrust Laws.

              (ii) Each of the parties hereto shall use its best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). Each of the parties hereto shall use its best efforts to take such action as may be required to cause the waiting period under the HSR Act or other Antitrust Laws with respect to such transactions to expire or be terminated as promptly as possible after the execution of this Agreement.

              (iii) Each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other transactions contemplated by this Agreement, including (A) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from Governmental Authorities and the making of all other necessary registrations and filings (including filings under ISRA and other filings with Governmental Authorities, if any), (B) the obtaining of all consents, approvals or waivers from third parties related to or required in connection with the Mergers that are necessary to consummate the Mergers and the transactions contemplated by this Agreement or required to prevent a Material Adverse Effect on AmeriSource, Bergen or Parent from occurring prior to or after the Effective Time, (C) the preparation of the Joint Proxy Statement, the Prospectus and the Registration Statement, and (D) the execution and delivery of any additional instruments necessary to consummate the transaction contemplated by, and to fully carry out the purposes of, this Agreement.

              (iv) Notwithstanding anything to the contrary in this Agreement, neither AmeriSource nor Bergen shall be required to waive any of the conditions to the Mergers set forth in Article VII of this Agreement as they apply to such party.

          (b) Tax-Free Treatment. Each of the parties shall use its reasonable best efforts to ensure that none of Bergen, AmeriSource, the Bergen shareholders or the AmeriSource shareholders will recognize any gain or loss for Federal income tax purposes as a result of the Reorganization (except to the extent that cash is received in lieu of Fractional Shares and to the extent of payments made pursuant to Section 6.1(i)).

              (i) As of the date hereof, Bergen does not know of any reason (A) why it would not be able to deliver to Shearman & Sterling or Dechert, at the date of the legal opinions referred to below, certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable such firms to deliver the legal opinions contemplated by Section 7.2(d) and 7.3(d), and Bergen hereby agrees to deliver such certificates effective as of the date of such opinions or (B) why Shearman & Sterling or Dechert would not be able to deliver the opinions required by Sections 7.2(d) and 7.3(d).

              (ii) As of the date hereof, AmeriSource does not know of any reason (A) why it would not be able to deliver to Shearman & Sterling or Dechert, at the date of the legal opinions referred to below, certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable such firms to deliver the legal opinions contemplated by Sections 7.2(d) and 7.3(d), and AmeriSource hereby agrees to deliver such certificates effective as of the date of such opinions or (B) why Shearman & Sterling or Dechert would not be able to deliver the opinions required by Sections 7.2(d) and 7.3(d).

          (c) Public Announcements. Each of the parties agrees that it shall not, nor shall any of its respective affiliates, issue or cause the publication of any press release or other public announcement with respect to the Reorganization, this Agreement or the other transactions contemplated hereby without the prior approval of the other party, except such disclosure as may be required by law or by any listing agreement with a national securities exchange; provided that if such disclosure is required by law or any such listing agreement, such disclosure may not be made without prior consultation of the other party.

          (d) Joint Proxy Statement; Registration Statement. As promptly as practicable after the execution of this Agreement, AmeriSource and Bergen shall jointly prepare the Joint Proxy Statement, and AmeriSource and Bergen shall each file the Joint Proxy Statement with the Commission. Each of the parties shall, as promptly as practicable, furnish AmeriSource and Bergen with all information concerning it as may be required for inclusion in the Joint Proxy Statement and the Registration Statement. Consistent with the timing for the AmeriSource Shareholders Meeting and the Bergen Shareholders Meeting, AmeriSource and Bergen shall prepare and Parent shall file the Registration Statement with the Commission as soon as is reasonably practicable and each party hereto shall use its reasonable best efforts to have the Registration Statement declared effective by the Commission as promptly as practicable and to maintain the effectiveness of the Registration Statement through the Effective Time.

          (e) Directors and Officers of Parent.

              (i) At or prior to the Effective Time, AmeriSource and Bergen shall take all action necessary to cause (A) the Chairman and Chief Executive Officer of AmeriSource immediately prior to the Effective Time to be the President and Chief Executive Officer of Parent, (B) the President and Chief Operating Officer of AmeriSource immediately prior to the Effective Time to be the Executive Vice President and Chief Operating Officer of Parent, (C) the Executive Vice President and Chief Financial Officer of Bergen immediately prior to the Effective Time to be the Executive Vice President and Chief Financial Officer of Parent, (D) the Executive Vice President of Bergen and President of Bergen Brunswig Drug Company immediately prior to the Effective Time to be a Senior Vice President of Parent and the President of AmeriSource Bergen Drug Company, (E) the Executive Vice President of Bergen and President of PharMerica, Inc. immediately prior to the Effective Time to be a Senior Vice President of Parent and the President of PharMerica, Inc. and (F) the Executive Vice President of Bergen and President of ASD Specialty Healthcare, Inc. immediately prior to the Effective Time to be a Senior Vice President of Parent and the President of ASD Specialty Healthcare, Inc.

              (ii) At or prior to the Effective Time, until duly changed in compliance with Applicable Law and the Certificate of Incorporation and Bylaws of Parent, AmeriSource and Bergen shall take all action necessary to cause the Board of Directors of Parent to consist of eight persons as follows: (A) the Chairman of the Board of Bergen immediately prior to the Effective Time as the non-executive Chairman of the Board of Parent, (B) the Chairman and Chief Executive Officer of AmeriSource immediately prior to the Effective Time, (C) three independent directors of Bergen immediately prior to the Effective Time designated by Bergen, and (D) three independent directors of AmeriSource immediately prior to the Effective Time designated by AmeriSource. Solely for purposes of the immediately preceding sentence, the term "independent" shall mean individuals who are not current or former officers of AmeriSource, Bergen or any of their subsidiaries. It is the intention of the parties hereto that, prior to or as soon as possible after the Effective Time, the Board of Directors of Parent shall be expanded to ten persons and shall include two independent directors to be designated jointly by

AmeriSource and Bergen. Solely for purposes of the immediately preceding sentence, the term "independent" shall mean individuals who are not current or former directors or officers of AmeriSource, Bergen or any of their subsidiaries. In the event that, prior to the Effective Time, any person so selected to serve on the Board of Directors of Parent is unable or unwilling to serve in such position, the company that selected such person shall designate another person to serve in such person's stead in accordance with the provisions of this clause (ii). At or prior to the Effective Time, AmeriSource and Bergen shall cause the Board of Directors of Parent to be divided into three classes, designated as Class I, Class II and Class III. The initial directors of Parent shall allocate the directors among the three classes as set forth in Exhibit F.


              (iii) At the Effective Time, until duly changed in compliance with Applicable Law and the Certificate of Incorporation and Bylaws of Parent, AmeriSource and Bergen shall cause the representatives of AmeriSource and Bergen on the Parent Board of Directors to be represented in proportion to the aggregate representation set forth above on all committees of the Board of Directors of Parent.

          (f) Directors' and Officers' Indemnification and Insurance.

              (i) Parent shall (A) indemnify and hold harmless all past and present directors, officers and employees of AmeriSource and its subsidiaries (in all of their capacities) (x) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by AmeriSource pursuant to the AmeriSource Certificate, the AmeriSource Bylaws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of AmeriSource and its subsidiaries and (y) without limitation to clause (x), to the fullest extent permitted by Applicable Law, in each case for act or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby),
(B) include and cause to be maintained in effect in the Parent (or any successor's) Certificate of Incorporation and Bylaws after the Effective Time, provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses which are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in the AmeriSource Certificate and AmeriSource Bylaws, (C) periodically advance to any such indemnitee its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to clause (iii) of this Section 6.1(f), and subject to the providing by such indemnitee of an undertaking to reimburse all amounts so advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such indemnitee is not entitled hereto and (D) cause to be maintained for a period of six years after the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by AmeriSource (provided that Parent (or any successor) may substitute therefor one or more policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall Parent be required to expend in any one year an amount in excess of $1,500,000 for such insurance; and, provided further that if the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

              (ii) Parent shall (A) indemnify and hold harmless all past and present directors, officers and employees of Bergen and its subsidiaries (in all of their capacities) (x) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Bergen pursuant to the Bergen Certificate, the Bergen Bylaws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of Bergen and its subsidiaries and (y) without limitation to clause (x), to the fullest extent permitted by applicable Law, in each case for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), (B) include and cause to be maintained in effect in the Parent (or any successor's) Certificate and Bylaws after the Effective Time, provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses which are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in the Bergen Certificate and the Bergen Bylaws, (C) periodically advance to any such indemnitee its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the following clause (iii), and subject to the providing by such indemnitee of an undertaking to reimburse all amounts so advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such indemnitee is not entitled hereto and (D) cause to be maintained for a period of six years after the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Bergen (provided that Parent (or any successor) may substitute therefor one or more policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall Parent be required to expend in any one year an amount in excess of $1,500,000 for such insurance; and, provided further that if the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

              (iii) The indemnitee under this Section 6.1(f) shall control the defense of any claim with counsel selected by such indemnitee, which counsel shall be reasonably acceptable to Parent, provided that Parent shall be permitted to participate in the defense of such claim at its own expense. Parent shall not be obligated to pay the fees and expenses of more than one counsel for all indemnitees in any single claim except to the extent that, in the opinion of independent legal counsel selected by the indemnitee, which counsel shall be reasonably acceptable to Parent, representation of two or more of such indemnitees would present a conflict of interest under applicable standards of conduct in the legal profession. Parent shall not be liable for any settlement effected without its written consent, which consent shall not unreasonably be withheld.

          (iv) The obligations of Parent under this Section 6.1(f) shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.1(f) applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.1(f) applies shall be third party beneficiaries of this Section 6.1(f)). In the event that Parent or any of its successors or assigns (A) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (B) transfers all or substantially all its properties and assets to any person, then and in each case, proper provision shall be made so that the successors and assigns of Parent assume the indemnification obligations set forth in this Section 6.1(f).

          (g) NYSE Listing. Each of AmeriSource, Bergen and Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock issuable pursuant to the Mergers to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

          (h) Employees and Employee Benefits. AmeriSource and Bergen will work together to design benefit plans to be adopted by Parent for the benefit of its employees as soon as practicable following the Mergers. Until such adoption, Parent shall cause all AmeriSource Plans and all Bergen Plans to be maintained in full force and effect. The benefit plans adopted by Parent shall provide past service credit for employees of AmeriSource and of Bergen, for the same purposes and to the same extent, as such service was credited under the corresponding plans maintained by AmeriSource or Bergen, as the case may be, immediately prior to the adoption of the Parent plans. In addition, the Parent plans that are welfare benefit plans, as defined in Section 3(1) of ERISA, will waive any pre-existing condition limitations other than those to which any such employee is subject under the terms of the applicable AmeriSource or Bergen plan, credit any complete or partial satisfaction of any deductibles or out-of-pocket expenses incurred by any AmeriSource or Bergen employee or the dependent or beneficiary thereof and will credit any credit balances or other entitlements under any cafeteria plan maintained by AmeriSource or Bergen.

          (i) Conveyance Taxes. Parent shall be liable for and shall hold holders of AmeriSource Common Stock or Bergen Common Stock who are holders of the AmeriSource Common Stock or Bergen Common Stock immediately prior to the Effective Time harmless against any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording registration, and other fees, and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement. The parties acknowledge that this Section 6.1(i) is specifically intended to benefit the holders of AmeriSource Common Stock or Bergen Common Stock who are holders of the AmeriSource Common Stock or Bergen Common Stock immediately prior to the Effective Time.

          (j) Parent Rights Agreement. At or prior to the Effective Time, each of AmeriSource and Bergen shall cause Parent to duly adopt a Shareholder Rights Agreement (the "Parent Rights Agreement"), in form and substance mutually agreeable to AmeriSource and Bergen.

          (k) Dividends. It is the intention of the parties hereto that Parent declare and pay quarterly dividends per share of Parent Common Stock of $0.025 per share, subject to approval and declaration thereof by the Board of Directors of Parent.

          (l) No Activities. AmeriSource and Bergen shall each take such actions as are necessary to ensure that none of Parent, AmeriSource Merger Sub or Bergen Merger Sub incurs, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engages in any business activities of any type or kind whatsoever or enters into any agreements or arrangements with any person, other than obligations or liabilities incurred in connection with its respective incorporation or organization and the transactions contemplated by this Agreement.

     6.2. Covenants of AmeriSource.

          (a) AmeriSource Shareholders Meeting. AmeriSource shall take all action in accordance with the federal securities laws, the DGCL and the AmeriSource Certificate and AmeriSource Bylaws necessary to convene a special meeting of the holders of shares of AmeriSource Class A Common Stock entitled to vote (the "AmeriSource Shareholders Meeting") to be held and completed on the earliest practicable date determined by the parties (which date shall be the same date as the date of the Bergen Shareholders Meeting or as close to one another as reasonably practicable), to consider and vote upon approval and adoption of the Mergers, this Agreement and the transactions contemplated hereby; provided, however, that AmeriSource shall not hold the AmeriSource Shareholders Meeting until any applicable waiting periods (and any extensions thereof, including any written commitment to an HSR Authority to defer or delay consummation of the Mergers notwithstanding expiration of such waiting periods) under the HSR Act relating to the Mergers and the transactions contemplated by this Agreement shall have expired or been terminated.

          (b) Joint Proxy Statement; Registration Statement. The Joint Proxy Statement shall include the AmeriSource Board Recommendations to the extent not previously withdrawn in compliance with Section 6.2(d) and the opinion of Goldman Sachs referred to in Section 5.23, unless previously withdrawn or revoked or modified in any material respect. If, at any time prior to the Effective Time, AmeriSource shall obtain knowledge of any information pertaining to AmeriSource that would require an amendment or supplement to the Registration Statement or the Joint Proxy Statement, AmeriSource shall so advise Bergen and Parent in writing and shall promptly furnish Bergen and Parent with all information as shall be required for such amendment or supplement and shall promptly take such action as shall be required to amend or supplement the Registration Statement and/or the Joint Proxy Statement. Consistent with the timing for the AmeriSource Shareholders Meeting and the Bergen Shareholders Meeting, AmeriSource shall use its reasonable best efforts to mail at the earliest practicable date to the holders of shares of AmeriSource Class A Common Stock the Joint Proxy Statement, which shall include all information required by Applicable Law to be furnished to the shareholders of AmeriSource in connection with the Mergers and the transactions contemplated thereby.

          (c) Conduct of AmeriSource's Operations. During the period from the date of this Agreement to the Effective Time, AmeriSource shall conduct its operations in the ordinary course except as expressly contemplated by this Agreement and the transactions contemplated hereby and shall use its reasonable best efforts to maintain and preserve its business organization and to retain the services of its officers and key employees and maintain relationships with customers, suppliers, lessees, licensees and other third parties to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, AmeriSource shall not, except as otherwise expressly contemplated by this Agreement and the transactions contemplated hereby or as set forth in Section 6.2(c) to the AmeriSource Disclosure Schedule, without the prior written consent of Bergen (which shall not be unreasonably withheld):

              (i) do or effect any of the following actions with respect to its securities (provided, however, that nothing in this Section 6.2(c)(i) shall prevent AmeriSource from distributing AmeriSource Rights to the holders of AmeriSource Common Stock or from issuing shares of AmeriSource Class A Common Stock upon conversion of AmeriSource Convertible Notes): (A) adjust, split, combine or reclassify its capital stock, (B) make, declare or pay any dividend or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, (C) grant any person any right or option to acquire any shares of its capital stock (provided that AmeriSource may grant AmeriSource Options to purchase shares of AmeriSource Common Stock if such grants are made at such times and in such amounts as are consistent with previous grants by AmeriSource in the ordinary course of business ("Additional AmeriSource Options") and if the Additional AmeriSource Options provide that the consummation of the Mergers shall not be an event which accelerates the vesting thereof), (D) issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any other securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities (except pursuant to the exercise of AmeriSource Options which are outstanding as of the date hereof or which are granted by AmeriSource prior to the Effective Time in compliance with the terms of this Agreement) or (E) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of its capital stock;

              (ii) directly or indirectly sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its material property or assets other than inventory in the ordinary course of business;


              (iii) amend the AmeriSource Certificate or the AmeriSource Bylaws;

              (iv) merge or consolidate with any other person;

              (v) acquire assets (other than inventory in the ordinary course of business) or capital stock of or other equity interests in any other person or persons valued, giving effect to assumed indebtedness, at more than $100 million in the aggregate; provided that AmeriSource shall give Bergen written notice of any acquisition of assets or capital stock of or other equity interests in any other person, regardless of the size of the transaction, at least six business days prior to the filing of any application under the HSR Act with respect thereto or, if no such filing is made, at least six business days prior to the entering into of any agreement to make such an acquisition, provided the agreement is contingent on compliance with this paragraph (v), and provided, further, that AmeriSource shall not make any acquisition of (A) any entity engaged in the U.S. pharmaceutical distribution business (as defined below) or
(B) any other business, regardless of the size of the transaction, if (x) in the case of clause (A), either AmeriSource's outside antitrust counsel or Bergen's outside antitrust counsel shall, within five business days of receipt of the aforesaid notice, deliver to AmeriSource its written opinion that such acquisition would materially and adversely affect the ability of Section 7.1(b), 7.1(c) and 7.1(d) (insofar as they relate to federal Antitrust Laws) to be satisfied or would result in any material delay in the timing of the satisfaction of such Sections (AmeriSource agreeing promptly to provide Bergen's counsel with all information, analyses and materials available to AmeriSource in connection with such acquisition that would be reasonably necessary in formulating its opinion); and (y) in the case of clause (B), if such acquisition would materially and adversely affect the ability of Section 7.1(b), 7.1(c) and 7.1(d) (insofar as they relate to federal Antitrust Laws) to be satisfied or would result in any material delay in the timing of the satisfaction of such Sections; (for the purposes of this Section 6.2(c)(v) only, an entity shall be deemed to be engaged in the U.S. pharmaceutical distribution business if it derived at least $100 million in revenues from the pharmaceutical distribution business (and shall have more than $25 million of revenues in the U.S. or $15 million in assets in the U.S.) in its fiscal year preceding the date of the agreement or filing referred to above (it being understood that, with respect to joint ventures or newly formed entities, the revenues of such entity for a fiscal year will include revenues the contributing party derived from the assets or businesses contributed to such entity for the entire twelve-month period ending on the same date as the end of such entity's fiscal year));

              (vi) except (A) pursuant to existing credit arrangements set forth in Section 5.17 to the AmeriSource Disclosure Schedule, (B) in connection with extensions, renewals, refinancings, refundings and replacements of the bank financings set forth in Section 5.17 to the AmeriSource Disclosure Schedule that
(1) do not involve the issuance of any shares of capital stock of AmeriSource or any of its subsidiaries or any other securities or obligations convertible into or exchangeable or exercisable for any shares of capital stock and (2) either
(x) do not provide for a prepayment penalty or (y) do not include restrictions on a change in control of AmeriSource that would be implicated by the Mergers, or (C) in the ordinary course of business consistent with past practice, incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity;

              (vii) enter into or modify any employment, severance, stay-put, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee other than in the ordinary course of business consistent with past practice (except for change-of-control severance agreements that in all cases shall require the prior written consent of Bergen), or otherwise increase the compensation or benefits provided to any officer, director, consultant or employee except as may be required by Applicable Law or in the ordinary course of business consistent with past practice;

              (viii) enter into, adopt or amend any employee benefit or similar plan except as may be required by Applicable Law;

              (ix) change any method or principle of accounting in a manner that is inconsistent with past practice except to the extent required by generally accepted accounting principles as advised by AmeriSource's regular independent public accountants, or make any material Tax election (unless required by law or consistent with prior practice) or, unless Bergen is given reasonable prior written notice thereof, settle any material Tax liability which is the subject of dispute between AmeriSource and a Governmental Authority;

              (x) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any Contract ("Contract Actions") other than Contract

Actions in the ordinary course of business consistent with past practices and which, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on AmeriSource;

              (xi) enter into any standstill or non-compete agreements or arrangements which after the Effective Time would apply or purport to apply to Parent or any of its subsidiaries;

              (xii) incur or commit to any capital expenditures, individually or in the aggregate, in excess of the amount set forth in Section 6.2(c)(xii) to the AmeriSource Disclosure Schedule;

              (xiii) except as permitted by Section 6.2(d), take any action to exempt or make not subject to (x) the provisions of Section 203 of the DGCL or
(y) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person or entity (other than Parent, Bergen or their subsidiaries) or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

              (xiv) modify or waive any of its rights under any provision of any confidentiality agreement or standstill agreement;

              (xv) take any action that will likely result in the representations and warranties set forth in Article V becoming false or inaccurate in any material respect;

              (xvi) enter into or carry out any other transaction other than in the ordinary and usual course of business or other than as permitted pursuant to the other clauses in this Section 6.2(c);

              (xvii) permit or cause any subsidiary to do any of the foregoing or agree or commit to do any of the foregoing; or

              (xviii) agree in writing or otherwise to take any of the foregoing actions.

          (d) No Solicitation. During the term of this Agreement, AmeriSource shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, encourage or facilitate, or furnish or disclose any information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving AmeriSource, or acquisition of any capital stock from AmeriSource (other than (i) upon exercise of AmeriSource options which are outstanding as of the date hereof or which have been granted by AmeriSource prior to the Effective Time in compliance with the terms of this Agreement or (ii) upon the conversion of the AmeriSource Convertible Notes) or 15% or more of the assets of AmeriSource and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or any acquisition by AmeriSource of any material assets or capital stock of any other person (other than to the extent specifically permitted by Section 6.2(c)(v)), or any combination of the foregoing (an "AmeriSource Competing Transaction"), or negotiate or otherwise engage in discussions with any person (other than Bergen or its respective directors, officers, employees, agents and representatives) with respect to any AmeriSource Competing Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Mergers or any other transactions contemplated by this Agreement; provided that, at any time prior to the approval of the Mergers by the holders of shares of AmeriSource Class A Common Stock, AmeriSource may furnish information to, and negotiate or otherwise engage in discussions with, any party who delivers a written proposal for an AmeriSource Competing Transaction which was not solicited or encouraged after the date of this Agreement if and so long as (i) the Board of Directors of AmeriSource determines in good faith by a majority vote, after consultation with its outside legal counsel, that failing to take such action would constitute a breach of the fiduciary duties of the Board of Directors of AmeriSource under Applicable Law and determines, after consulting with Goldman Sachs (or any other nationally recognized investment banking firm), that such proposal is more favorable to AmeriSource's shareholders from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Bergen in response to such AmeriSource Competing Transaction) and reasonably likely to be consummated after taking into consideration all the terms and conditions of such proposal (including the availability of financing, the conditions to consummation and the likelihood of objections under applicable Antitrust Laws) and (ii) prior to furnishing such information to, or entering into negotiations or discussions with such party, AmeriSource uses its reasonable best efforts to obtain from such party an executed confidentiality agreement on terms no less favorable to AmeriSource than those contained in the Confidentiality Agreement (as defined in Section 6.2(f)). AmeriSource will immediately cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any proposal for an AmeriSource Competing Transaction. Notwithstanding any other provision of this Section 6.2(d), in the event that prior to the approval of the Mergers by the holders of shares of AmeriSource Class A Common Stock the Board of Directors of AmeriSource determines in good faith by a majority vote, after consultation with outside legal counsel, that failure to do so would constitute a breach of the fiduciary duties of the AmeriSource Board of Directors under Applicable Law, the Board of Directors of AmeriSource may (subject to this and the following sentences) withdraw, modify or change, in a manner adverse to Bergen, the AmeriSource Board Recommendation and take and disclose to the shareholders of AmeriSource a position with respect to the AmeriSource Competing Transaction and, to the extent applicable, comply with Rule 14e-2 promulgated under the Exchange Act with respect to an AmeriSource Competing Transaction by disclosing such withdrawn, modified or changed AmeriSource Board Recommendation and recommendation with respect to the AmeriSource Competing Transaction in connection with a tender or exchange offer for AmeriSource securities, provided that it uses its reasonable best efforts to give Bergen two days prior written notice of its intention to do so. The AmeriSource Board of Directors shall not, in connection with any such withdrawal, modification or change of the AmeriSource Board Recommendation, take any action to change the approval of the Board of Directors of AmeriSource for purposes of causing any state takeover statute or other state law or the AmeriSource Rights Agreement to be applicable to the transactions contemplated hereby, including this Agreement, the AmeriSource Stock Option Agreement, the AmeriSource Support Agreements and the Mergers, provided, however, that this sentence shall not prohibit AmeriSource from withdrawing, modifying or changing its recommendation or approving or recommending any AmeriSource Competing Transaction under the circumstances and subject to the conditions set forth in this Section 6.2(d). Notwithstanding any subsequent determination by the Board of Directors of AmeriSource to change the AmeriSource Board Recommendation, this Agreement shall be submitted to the holders of shares of AmeriSource Class A Common Stock at the AmeriSource Shareholders Meeting for the purpose of obtaining the approval and adoption of this Agreement and the transactions contemplated hereby and nothing contained herein shall be deemed to relieve AmeriSource of such obligation. From and after the execution of this Agreement, AmeriSource shall immediately advise Bergen in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, or proposals relating to an AmeriSource Competing Transaction (including the specific terms thereof and the identity of the other party or parties involved) and furnish to Bergen as promptly as practicable, and in any event within two days of such receipt, an accurate description of all material terms (including any changes or adjustments to such terms as a result of negotiations or otherwise) of any such written proposal in addition to any information provided to any third party relating thereto.

          (e) Affiliates of AmeriSource. AmeriSource shall use its reasonable best efforts to cause each person who may be at the Effective Time or was on the date hereof an "affiliate" of AmeriSource for purposes of Rule 145 under the Securities Act to execute and deliver to Parent no less than 30 days prior to the date of the AmeriSource Shareholders Meeting, the written undertakings in the form attached hereto as Exhibit C (the "AmeriSource Affiliate Letter"). No later than 45 days prior to the date of the AmeriSource Shareholders Meeting, AmeriSource, after consultation with its outside counsel, shall provide Parent with a letter (reasonably satisfactory to outside counsel to Parent) specifying all of the persons or entities who, in AmeriSource's opinion, may be deemed to be "affiliates" of AmeriSource under the preceding sentence. AmeriSource shall provide Parent with such information and documents as Parent shall reasonably request for purposes of reviewing such letter. The foregoing notwithstanding, Parent shall be entitled to place legends as specified in the AmeriSource Affiliate Letter on the certificates evidencing any of the shares of Parent Common Stock to be received by (i) any such "affiliate" of AmeriSource specified in such letter or (ii) any person Parent reasonably identifies (by written notice to AmeriSource) as being a person who may be deemed an "affiliate" for purposes of Rule 145 under the Securities Act, pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the shares of Parent Common Stock, consistent with the terms of the AmeriSource Affiliate Letter, regardless of whether such person has executed the AmeriSource Affiliate Letter and regardless of whether such person's name appears on the letter to be delivered pursuant to the preceding sentence. Promptly upon the request of the holder of such certificates, Parent will issue new certificates with no legends, and will countermand the stop transfer instructions, consistent with the terms of the AmeriSource Affiliate Letter.

          (f) Access. AmeriSource shall permit representatives of Bergen to have appropriate access at all reasonable times to AmeriSource's premises, properties, books, records, contracts and documents and shall cause its independent public accountants to give Bergen access to such accountant's work papers; provided, however, that the foregoing shall not require AmeriSource to permit any inspection, or to disclose any information, that in the reasonable judgment of AmeriSource would result in the disclosure of any trade secrets of third parties, the loss of any applicable attorney- client privilege or violate any of their obligations with respect to confidentiality so long as such party shall have used reasonable efforts to obtain approval to such inspection or disclosure of such information. Information obtained by Bergen pursuant to this Section 6.2(f) shall be subject to the provisions of the confidentiality agreement dated July 19, 2000 between AmeriSource and Bergen (the "Confidentiality Agreement"), which agreement remains in full force and effect. No investigation conducted pursuant to this Section 6.2(f) or otherwise shall affect or be deemed to modify any representation or warranty made in this Agreement. Notwithstanding the foregoing, AmeriSource shall have no obligation to provide Bergen with information if AmeriSource determines in good faith, upon written advice of its outside antitrust counsel, that providing such information may violate any Applicable Law.

          (g) Notification of Certain Matters. AmeriSource shall give prompt notice to Bergen of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would likely cause any AmeriSource representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time in any material respect and (ii) any material failure of AmeriSource to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.2(g) shall not limit or otherwise affect the remedies available hereunder to Bergen.

          (h) Subsequent Financial Statements. AmeriSource shall consult with Bergen prior to making publicly available its financial results for any period after the date of this Agreement and prior to filing any AmeriSource SEC Documents after the date of this Agreement, it being understood that Bergen shall have no liability by reason of such consultation.

          (i) Letters of Accountants. AmeriSource shall use its reasonable best efforts to cause to be delivered to Parent and Bergen "comfort" letters of Ernst & Young LLP, AmeriSource's independent public accountants, dated a date within two business days before the date on which the Registration Statement shall become effective, the date the Joint Proxy Statement is mailed and the date of the Bergen Shareholders Meeting and addressed to Parent and Bergen, in form and substance reasonably satisfactory to Bergen and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

          (j) Purchases of Common Stock of Bergen. During the period from the date hereof through the Effective Time, neither AmeriSource nor any of its subsidiaries will purchase any shares of Bergen Common Stock other than pursuant to the Bergen Stock Option Agreement.

          (k) AmeriSource Options. The AmeriSource Board of Directors shall, on or prior to the Effective Time, take all actions necessary to provide that:

              (i) all AmeriSource Options granted prior to February 15, 2001 shall vest as of the close of business on the last business day prior to the Effective Time;

              (ii) the exercise period of such AmeriSource Options shall be amended to provide that such AmeriSource Options shall not become exercisable until one year from the Effective Time; provided, that the foregoing restriction on the exercise of AmeriSource Options shall not apply to any AmeriSource Options which were already vested at the Effective Time or would otherwise become vested during such restricted period under the terms of the relevant AmeriSource option plan absent clause (i) above;

              (iii) in the case of termination of the option holder for cause, the exercise period of such AmeriSource Options shall be as currently set forth in the relevant AmeriSource option plan; and

              (iv) in all cases other than termination of the option holder for cause, the exercise period of such AmeriSource Options shall extend until the later of (i) 13 months from the Effective Time (subject to extension pursuant to the insider trading policy of Parent if such policy restricts transactions in the securities of Parent) or (ii) the end of the exercise period of such AmeriSource Options as currently set forth in the relevant AmeriSource option plan.

     6.3. Covenants of Bergen.

          (a) Bergen Shareholders Meeting. Bergen shall take all action in accordance with the federal securities laws, the NJBCA and the Bergen Certificate and the Bergen Bylaws necessary to convene a special meeting of the holders of shares of Bergen Common Stock entitled to vote (the "Bergen Shareholders Meeting") to be held and completed on the earliest practicable date determined by the parties (which date shall be the same date as the date of the AmeriSource Shareholders Meeting or as close to one another as reasonably practicable), to consider and vote upon approval and adoption of the Mergers, this Agreement and the transactions contemplated hereby; provided, however, that Bergen shall not hold the Bergen Shareholders Meeting until any applicable waiting periods (and any extensions thereof, including any written commitment to an HSR Authority to defer or delay consummation of the Mergers notwithstanding expiration of such waiting periods) under the HSR Act relating to the Mergers and the transactions contemplated by this Agreement shall have expired or been terminated.

          (b) Joint Proxy Statement; Registration Statement. The Joint Proxy Statement shall include the Bergen Board Recommendations to the extent not previously withdrawn in compliance with Section 6.3(d) and the opinion of Merrill Lynch referred to in Section 4.23, unless previously withdrawn or revoked or modified in any material respect. If, at any time prior to the Effective Time, Bergen shall obtain knowledge of any information pertaining to AmeriSource that would require an amendment or supplement to the Registration Statement or the Joint Proxy Statement, Bergen shall so advise AmeriSource and Parent in writing and shall promptly furnish AmeriSource and Parent with all information as shall be required for such amendment or supplement and shall promptly take such action as shall be required to amend or supplement the Registration Statement and/or the Joint Proxy Statement. Consistent with the timing for the AmeriSource Shareholders Meeting and the Bergen Shareholders Meeting, Bergen shall use its reasonable best efforts to mail at the earliest practicable date to the holders of shares of Bergen Common Stock the Joint Proxy Statement, which shall include all information required by Applicable Law to be furnished to the shareholders of Bergen in connection with the Mergers and the transactions contemplated thereby.

          (c) Conduct of Bergen's Operations. During the period from the date of this Agreement to the Effective Time, Bergen shall conduct its operations in the ordinary course except as expressly contemplated by this Agreement and the transactions contemplated hereby and shall use its reasonable best efforts to maintain and preserve its business organization and to retain the services of its officers and key employees and maintain relationships with customers, suppliers, lessees, licensees and other third parties to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, Bergen shall not, except as otherwise expressly contemplated by this Agreement and the transactions contemplated hereby or as set forth in Section 6.3(c) to the Bergen Disclosure Schedule, without the prior written consent of AmeriSource (which shall not be unreasonably withheld):

              (i) do or effect any of the following actions with respect to its securities: (A) adjust, split, combine or reclassify its capital stock, (B) make, declare or pay any dividend (other than regular quarterly dividends on Bergen Common Stock of $0.01 per share with record and payment dates consistent with past practice) or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, (C) grant any person any right or option to acquire any shares of its capital stock (provided that Bergen may grant Bergen Options to purchase shares of Bergen Common Stock if such grants are made at such times and in such amounts as are consistent with previous grants by Bergen in the ordinary course of business ("Additional Bergen Options") and if the Additional Bergen Options provide that the consummation of the Mergers shall not be an event which accelerates the vesting thereof), (D) issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any other securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities (except pursuant to the exercise of Bergen Options which are outstanding as of the date hereof or which are granted by Bergen prior to the Effective Time in compliance with the terms of this Agreement) or (E) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of its capital stock;

              (ii) directly or indirectly sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its material property or assets other than inventory in the ordinary course of business;

              (iii) amend the Bergen Certificate or the Bergen Bylaws;

              (iv) merge or consolidate with any other person;

              (v) acquire assets (other than inventory in the ordinary course of business) or capital stock of or other equity interests in any other person or persons valued, giving effect to assumed indebtedness, at more than $100 million in the aggregate; provided that Bergen shall give AmeriSource written notice of any acquisition of assets or capital stock of or other equity interests in any other person, regardless of the size of the transaction, at least six business days prior to the filing of any application under the HSR Act with respect thereto or, if no such filing is made, at least six business days prior to the entering into of any agreement to make such an acquisition, provided the agreement is contingent on compliance with this paragraph (v), and provided, further, that Bergen shall not make any acquisition of (A) any entity engaged in the U.S. pharmaceutical distribution business (as defined below) or (B) any other business, regardless of the size of the transaction, if (x) in the case of clause (A), either Bergen's outside antitrust counsel or AmeriSource's outside antitrust counsel shall, within five business days of receipt of the aforesaid notice, deliver to Bergen its written opinion that such acquisition would materially and adversely affect the ability of Section 7.1(b), 7.1(c) and 7.1(d) (insofar as they relate to federal Antitrust Laws) to be satisfied or would result in any material delay in the timing of the satisfaction of such Sections (Bergen agreeing promptly to provide AmeriSource's counsel with all information, analyses and materials available to Bergen in connection with such acquisition that would be reasonably necessary in formulating its opinion); and (y) in the case of clause (B), if such acquisition would materially and adversely affect the ability of Section 7.1(b), 7.1(c) and 7.1(d) (insofar as they relate to federal Antitrust Laws) to be satisfied or would result in any material delay in the timing of the satisfaction of such Sections; (for the purposes of this Section 6.3(c)(v) only, an entity shall be deemed to be engaged in the U.S. pharmaceutical distribution business if it derived at least $100 million in revenues from the pharmaceutical distribution business (and shall have more than $25 million of revenues in the U.S. or $15 million in assets in the U.S.) in its fiscal year preceding the date of the agreement or filing referred to above (it being understood that, with respect to joint ventures or newly formed entities, the revenues of such entity for a fiscal year will include revenues the contributing party derived from the assets or businesses contributed to such entity for the entire twelve-month period ending on the same date as the end of such entity's fiscal year));

              (vi) except (A) pursuant to existing credit arrangements set forth in Section 4.17 to the Bergen Disclosure Schedule, (B) in connection with extensions, renewals, refinancings, refundings and replacements of the bank financings set forth in Section 4.17 to the Bergen Disclosure Schedule that (1) do not involve the issuance of any shares of capital stock of Bergen or any of its subsidiaries or any other securities or obligations convertible into or exchangeable or exercisable for any shares of capital stock and (2) either (x) do not provide for a prepayment penalty or (y) do not include restrictions on a change in control of Bergen that would be implicated by the Mergers, or (C) in the ordinary course of business consistent with past practice, incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity;

              (vii) enter into or modify any employment, severance, stay-put, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee other than in the ordinary course of business consistent with past practice (except for change-of-control severance agreements that in all cases shall require the prior written consent of AmeriSource), or otherwise increase the compensation or benefits provided to any officer, director, consultant or employee except as may be required by Applicable Law or in the ordinary course of business consistent with past practice;

              (viii) enter into, adopt or amend any employee benefit or similar plan except as may be required by Applicable Law;

              (ix) change any method or principle of accounting in a manner that is inconsistent with past practice except to the extent required by generally accepted accounting principles as advised by Bergen's regular independent public accountants, or make any material

Tax election (unless required by law or consistent with prior practice) or, unless AmeriSource is given reasonable prior written notice thereof, settle any material Tax liability which is the subject of dispute between Bergen and a Governmental Authority;

              (x) take any Contract Actions other than Contract Actions in the ordinary course of business consistent with past practices and which, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on Bergen;

              (xi) enter into any standstill or non-compete agreements or arrangements which after the Effective Time would apply or purport to apply to Parent or any of its subsidiaries;

              (xii) incur or commit to any capital expenditures, individually or in the aggregate, in excess of the amount set forth in Section 6.3(c)(xii) to the Bergen Disclosure Schedule;

              (xiii) except as permitted by Section 6.3(d), take any action to exempt or make not subject to (x) the provisions of the NJSPA or (y) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person or entity (other than Parent, AmeriSource or their subsidiaries) or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

              (xiv) modify or waive any of its rights under any provision of any confidentiality agreement or standstill agreement;

              (xv) take any action that will likely result in the representations and warranties set forth in Article IV becoming false or inaccurate in any material respect;

              (xvi) enter into or carry out any other transaction other than in the ordinary and usual course of business or other than as permitted pursuant to the other clauses in this Section 6.3(c);

              (xvii) permit or cause any subsidiary to do any of the foregoing or agree or commit to do any of the foregoing; or

              (xviii) agree in writing or otherwise to take any of the foregoing actions.

          (d) No Solicitation. During the term of this Agreement, Bergen shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, encourage or facilitate, or furnish or disclose any information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving Bergen, or acquisition of any capital stock from Bergen (other than upon exercise of Bergen options which are outstanding as of the date hereof or which have been granted by Bergen prior to the Effective Time in compliance with the terms of this Agreement) or 15% or more of the assets of Bergen and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or any acquisition by Bergen of any material assets or capital stock of any other person (other than to the extent specifically permitted by Section 6.3(c)(v)), or any combination of the foregoing (a "Bergen Competing Transaction"), or negotiate or otherwise engage in discussions with any person (other than AmeriSource or its respective directors, officers, employees, agents and representatives) with respect to any Bergen Competing Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Mergers or any other transactions contemplated by this Agreement; provided that, at any time prior to the approval of the Mergers by the holders of shares of Bergen Common Stock, Bergen may furnish information to, and negotiate or otherwise engage in discussions with, any party who delivers a written proposal for a Bergen Competing Transaction which was not solicited or encouraged after the date of this Agreement if and so long as (i) the Board of Directors of Bergen determines in good faith by a majority vote, after consultation with its outside legal counsel, that failing to take such action would constitute a breach of the fiduciary duties of the Board of Directors of Bergen under Applicable Law and determines after consulting with Merrill Lynch (or any other nationally recognized investment banking firm), that such proposal is more favorable to Bergen's shareholders from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by AmeriSource in response to such Bergen Competing Transaction) and reasonably likely to be consummated after taking into consideration all the terms and conditions of such proposal (including the availability of financing, the conditions to consummation and the likelihood of objections under applicable Antitrust Laws) and (ii) prior to furnishing such information to, or entering into negotiations or discussions with such party, Bergen uses its reasonable best efforts to obtain from such party an executed confidentiality agreement on terms no less favorable to Bergen than those contained in the Confidentiality Agreement. Bergen will immediately cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any proposal for a Bergen Competing Transaction. Notwithstanding any other provision of this Section 6.3(d), in the event that prior to the approval of the Mergers by the holders of shares of Bergen Common Stock the Board of Directors of Bergen determines in good faith by a majority vote, after consultation with outside legal counsel, that failure to do so would constitute a breach of the fiduciary duties of the Bergen Board of Directors under Applicable Law, the Board of Directors of Bergen may (subject to this and the following sentences) withdraw, modify or change, in a manner adverse to AmeriSource, the Bergen Board Recommendation and take and disclose to the holders of shares of Bergen Common Stock a position with respect to the Bergen Competing Transaction and, to the extent applicable, comply with Rule 14e-2 promulgated under the Exchange Act with respect to a Bergen Competing Transaction by disclosing such withdrawn, modified or changed Bergen Board Recommendation and recommendation with respect to the Bergen Competing Transaction in connection with a tender or exchange offer for Bergen securities, provided that it uses its reasonable best efforts to give AmeriSource two days prior written notice of its intention to do so. The Bergen Board of Directors shall not, in connection with any such withdrawal, modification or change of the Bergen Board Recommendation, take any action to change the approval of the Board of Directors of Bergen for purposes of causing any state takeover statute or other state law or the Bergen Rights Agreement to be applicable to the transactions contemplated hereby, including this Agreement, the Bergen Stock Option Agreement, the Bergen Support Agreements and the Mergers, provided, however, that this sentence shall not prohibit Bergen from withdrawing, modifying or changing its recommendation or approving or recommending any Bergen Competing Transaction under the circumstances and subject to the conditions set forth in this Section 6.3(d). Notwithstanding any subsequent determination by the Board of Directors of Bergen to change the Bergen Board Recommendation, this Agreement shall be submitted to the holders of shares of Bergen Common Stock at the Bergen Shareholders Meeting for the purpose of obtaining the approval and adoption of this Agreement and the transactions contemplated hereby and nothing contained herein shall be deemed to relieve Bergen of such obligation. From and after the execution of this Agreement, Bergen shall immediately advise AmeriSource in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, or proposals relating to a Bergen Competing Transaction (including the specific terms thereof and the identity of the other party or parties involved) and furnish to AmeriSource as promptly as practicable, and in any event within two days of such receipt, an accurate description of all material terms (including any changes or adjustments to such terms as a result of negotiations or otherwise) of any such written proposal in addition to any information provided to any third party relating thereto.

          (e) Affiliates of Bergen. Bergen shall use its reasonable best efforts to cause each person who may be at the Effective Time or was on the date hereof an "affiliate" of Bergen for purposes of Rule 145 under the Securities Act to execute and deliver to Parent no less than 30 days prior to the date of the Bergen Shareholders Meeting, the written undertakings in the form attached hereto as Exhibit D (the "Bergen Affiliate Letter"). No later than 45 days prior to the date of the Bergen Shareholders Meeting, Bergen, after consultation with its outside counsel, shall provide Parent with a letter (reasonably satisfactory to outside counsel to Parent) specifying all of the persons or entities who, in Bergen's opinion, may be deemed to be "affiliates" of Bergen under the preceding sentence. Bergen shall provide Parent with such information and documents as Parent shall reasonably request for purposes of reviewing such letter. The foregoing notwithstanding, Parent shall be entitled to place legends as specified in the Bergen Affiliate Letter on the certificates evidencing any of the shares of Parent Common Stock to be received by (i) any such "affiliate" of Bergen specified in such letter or (ii) any person Parent reasonably identifies (by written notice to Bergen) as being a person who may be deemed an "affiliate" for purposes of Rule 145 under the Securities Act, pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the shares of Parent Common Stock, consistent with the terms of the Bergen Affiliate Letter, regardless of whether such person has executed the Bergen Affiliate Letter and regardless of whether such person's name appears on the letter to be delivered pursuant to the preceding sentence. Promptly upon the request of the holder of such certificates, Parent will issue new certificates with no legends, and will countermand the stop transfer instructions, consistent with the terms of the Bergen Affiliate Letter.

          (f) Access. Bergen shall permit representatives of AmeriSource to have appropriate access at all reasonable times to Bergen's premises, properties, books, records, contracts and documents and shall cause its independent public accountants to give AmeriSource access to such accountants' work papers; provided, however, that the foregoing shall not require Bergen to permit any inspection, or to disclose any information, that in the reasonable judgment of Bergen would result in the disclosure of any trade secrets of third parties, the loss of any applicable attorney- client privilege or violate any of their obligations with respect to confidentiality so long as such party shall have used reasonable efforts to obtain approval to such inspection or disclosure of such information. Information obtained by AmeriSource pursuant to this Section 6.3(f) shall be subject to the provisions of the Confidentiality Agreement, which agreement remains in full force and effect. No investigation conducted pursuant to this Section 6.3(f) or otherwise shall affect or be deemed to modify any representation or warranty made in this Agreement. Notwithstanding the foregoing, Bergen shall have no obligation to provide AmeriSource with information if Bergen determines in good faith, upon written advice of its outside antitrust counsel, that providing such information may violate any Applicable Law.

          (g) Notification of Certain Matters. Bergen shall give prompt notice to AmeriSource of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would likely cause any Bergen representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time in any material respect and (ii) any material failure of Bergen to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.3(g) shall not limit or otherwise affect the remedies available hereunder to AmeriSource.

          (h) Subsequent Financial Statements. Bergen shall consult with AmeriSource prior to making publicly available its financial results for any period after the date of this Agreement and prior to filing any Bergen SEC Documents after the date of this Agreement, it being understood that AmeriSource shall have no liability by reason of such consultation.

          (i) Letters of Accountants. Bergen shall use its reasonable best efforts to cause to be delivered to Parent and AmeriSource "comfort" letters of Deloitte & Touche LLP, Bergen's independent public accountants, dated a date within two business days before the date on which the Registration Statement shall become effective, the date the Joint Proxy Statement is mailed and the date of the AmeriSource Shareholders Meeting and addressed to Parent and AmeriSource, in form and substance reasonably satisfactory to AmeriSource and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

          (j) Purchases of Common Stock of AmeriSource. During the period from the date hereof through the Effective Time, neither Bergen nor any of its subsidiaries will purchase any shares of AmeriSource Common Stock other than pursuant to the AmeriSource Stock Option Agreement.

          (k) Bergen Options. The Bergen Board of Directors shall, on or prior to the Effective Time, take all actions necessary to provide that:

              (i) all Bergen Options granted prior to February 15, 2001 shall vest as of the close of business on the last business day prior to the Effective Time;

              (ii) the exercise period of such Bergen Options shall be amended to provide that such Bergen Options shall not become exercisable until one year from the Effective Time; provided, that the foregoing restriction on the exercise of Bergen Options shall not apply to any Bergen Options which were already vested at the Effective Time or would otherwise become vested during such restricted period under the terms of the relevant Bergen option plan absent clause (i) above;

              (iii) in the case of termination of the option holder for cause, the exercise period of such Bergen Options shall be as currently set forth in the relevant Bergen option plan; and

              (iv) in all cases other than termination of the option holder for cause, the exercise period of such Bergen Options shall extend until the later of (i) 13 months from the Effective Time (subject to extension pursuant to the insider trading policy of Parent if such policy restricts transactions in the securities of Parent) or (ii) the end of the exercise period of such Bergen Options as currently set forth in the relevant Bergen option plan.

          (l) Amendments to SERP and CAP. The Bergen Board of Directors shall, at least 91 days prior to the Effective Time, take all actions necessary to amend the Bergen Fourth Amended and Restated Supplemental Executive Retirement Plan (the "Bergen SERP") and the Restated Bergen Capital Accumulation Plan (the "Bergen CAP"), and any and all documents related to the Bergen SERP and the Bergen CAP, including the Master Trust Agreement for Bergen Corporation Executive Deferral Plans dated as of December 27, 1994 between Bergen and Wachovia Bank of North Carolina, N.A., in order to effectuate the agreements between the executives listed in Section 4.16(1) to the Disclosure Schedule in the form attached hereto as Exhibit E.

          (m) Rights Agreement. As soon as reasonably practicable after the date of this Agreement, Bergen shall amend the Bergen Rights Agreement so that (i) Parent and AmeriSource are exempt from the definition of "Acquiring Person" contained in the Bergen Rights Agreement, (ii) no "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Bergen Rights Agreement) will occur as a result of the execution of this Agreement or the Bergen Stock Option Agreement or the consummation of the Mergers pursuant to this Agreement or the acquisition or transfer of shares of Bergen Common Stock by AmeriSource pursuant to the Bergen Stock Option Agreement and (iii) the Bergen Rights Agreement will expire immediately prior to the Effective Time. Bergen shall take all actions necessary to ensure that the Bergen Rights Agreement, as so amended, is not further amended or modified. Bergen shall provide copies of all such amendments to the Bergen Rights Agreement to AmeriSource promptly after the execution thereof.

                                  ARTICLE VII

                                   CONDITIONS

     7.1. Conditions to the Obligations of Each Party. The obligations of Bergen and AmeriSource to consummate the Mergers shall be subject to the satisfaction of the following conditions:

          (a) (i) This Agreement shall have been approved and adopted by the holders of shares of Bergen Common Stock entitled to vote thereon, and (ii) this Agreement shall have been approved and adopted by the holders of shares of AmeriSource Class A Common Stock entitled to vote thereon, in each case in the manner required by all Applicable Laws and the applicable stock exchange rules.

          (b) Any applicable waiting periods (and any extensions thereof, including any written commitment to an HSR Authority to defer or delay consummation of the Mergers notwithstanding expiration of such waiting periods) under the HSR Act relating to the Mergers and the transactions contemplated by this Agreement shall have expired or been terminated.

          (c) No provision of any Applicable Law (other than Antitrust Laws), as supported by written opinion of outside legal counsel, and no judgment, injunction, order or decree shall prohibit or enjoin the consummation of the Mergers or the transactions contemplated by this Agreement (the parties having used their respective reasonable best efforts (consistent with the provisions of this Agreement) to cause such Applicable Law to be satisfied (if such Applicable Law is capable of being satisfied) so as to cause such Applicable Law not to prohibit the Mergers or the transactions contemplated hereby).

          (d) There shall not be pending any Action by any Governmental Authority (i) challenging or seeking to restrain or prohibit the consummation of the Mergers or any of the other transactions contemplated by this Agreement,
(ii) seeking to prohibit or limit the ownership or operation by Parent, AmeriSource, Bergen or any of their respective subsidiaries of, or to compel Parent, AmeriSource, Bergen or any of their respective subsidiaries to dispose of or hold separate, any material portion of the business or assets of Parent, AmeriSource, Bergen or any of their respective subsidiaries, as a result of the Mergers or any of the other transactions contemplated by this Agreement or (iii) seeking to prohibit Parent or any subsidiary of Parent from effectively controlling in any material respect the business or operations of AmeriSource, Bergen or their subsidiaries after the Effective Time.

          (e) The Commission shall have declared the Registration Statement effective under the Securities Act, and no stop order or similar restraining order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the Commission or any state securities administrator.

          (f) The shares of Parent Common Stock to be issued in the Mergers shall have been approved for listing on the NYSE, subject to official notice of issuance.

          (g) The Financial Accounting Standards Board shall have promulgated a final Statement of Financial Accounting Standards which shall provide for accounting treatment of the Mergers and the other transactions contemplated hereby in all material respects as in the Exposure Draft of the proposed Statement entitled Business Combinations and Intangible Assets - Accounting for Goodwill, dated February 14, 2001.

     7.2. Conditions to Obligations of Bergen. The obligations of Bergen to consummate the Mergers and the transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by Bergen:

          (a) The representations and warranties of AmeriSource set forth in
Article V (which for purposes of this paragraph (a) shall be read as though none of them contained any Material Adverse Effect or materiality qualifier) shall be true and correct in all respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date (except for such representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date), except for changes permitted by Section 6.2(c) and except where the failure of the representations and warranties in the aggregate to be true and correct in all respects would not have a Material Adverse Effect on AmeriSource.

          (b) AmeriSource shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time, except, in the case of breaches of Section 6.2(c), for acts and omissions of AmeriSource which, in the aggregate, do not have a Material Adverse Effect on AmeriSource.

          (c) AmeriSource shall have furnished Bergen with a certificate dated the Closing Date signed on behalf of it by its Chairman, President or any Vice President to the effect that the conditions set forth in Sections 7.2(a) and (b) have been satisfied.

          (d) Bergen shall have received an opinion from Shearman & Sterling, dated the Closing Date, based upon certain factual representations of Bergen and AmeriSource reasonably requested by such counsel, to the effect that neither Bergen nor the Bergen shareholders will recognize any gain or loss for federal income tax purposes in connection with the Mergers, except to the extent that cash may be received in lieu of Fractional Shares and to the extent of payments made pursuant to Section 6.1(i).

     7.3. Conditions to Obligations of AmeriSource. The obligations of AmeriSource to consummate the Mergers and the other transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by AmeriSource:

          (a) The representations and warranties of Bergen set forth in Article IV (which for purposes of this paragraph (a) shall be read as though none of them contained any Material Adverse Effect or materiality qualifier) shall be true and correct in all respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date (except for such representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date), except for changes permitted by Section 6.3(c) and except where the failure of the representations and warranties in the aggregate to be true and correct in all respects would not have a Material Adverse Effect on Bergen.

          (b) Bergen shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time, except, in the case of breaches of Section 6.3(c), for acts and omissions of Bergen which, in the aggregate, do not have a Material Adverse Effect on Bergen.

          (c) Bergen shall have furnished AmeriSource with a certificate dated the Closing Date signed on its behalf by its Chairman, President or any Vice President to the effect that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.

          (d) AmeriSource shall have received an opinion from Dechert, dated the Closing Date, based upon certain factual representations of AmeriSource and Bergen reasonably requested by such counsel, to the effect that neither AmeriSource nor the AmeriSource shareholders will recognize any gain or loss for federal income tax purposes in connection with the Mergers, except to the extent that cash may be received in lieu of Fractional Shares and to the extent of payments made pursuant to Section 6.1(i).

                                  ARTICLE VIII

                           TERMINATION AND AMENDMENT

     8.1. Termination. This Agreement may be terminated and the Mergers and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time (notwithstanding any requisite approval and adoption of this Agreement and the other transactions contemplated by this Agreement by the holders of shares of AmeriSource Class A Common Stock and the holders of shares of Bergen Common Stock):

          (a) by mutual written consent duly authorized by the Board of Directors of AmeriSource and Bergen;

          (b) by either AmeriSource or Bergen if the Effective Time shall not have occurred on or before September 15, 2001; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure or whose affiliate's failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date (the date on which this Agreement may be terminated pursuant to this paragraph (b), as applicable, being herein referred to as the "Termination Date");

          (c) by AmeriSource or Bergen if at the Bergen Shareholders Meeting (including any adjournment or postponement thereof) the requisite vote of the holders of shares of Bergen Common Stock to approve and adopt this Agreement shall not have been obtained;

          (d) by AmeriSource or Bergen if at the AmeriSource Shareholders Meeting (including any adjournment or postponement thereof) the requisite vote of the holders of shares of AmeriSource Class A Common Stock to approve and adopt this Agreement shall not have been obtained;

          (e) by AmeriSource or Bergen if there shall have been a material breach by the other of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 7.2(a) or 7.2(b) (in the case of a breach by AmeriSource) or Section 7.3(a) or 7.3(b) (in the case of a breach by Bergen), and, if such breach by its nature can be cured, such breach shall not have been cured within 30 days after notice thereof shall have been received by the party alleged to be in breach;

          (f) by AmeriSource if Bergen shall have breached in any material respect any of its obligations under the Bergen Stock Option Agreement;

          (g) by Bergen if AmeriSource shall have breached in any material respect any of its obligations under the AmeriSource Stock Option Agreement;

          (h) by Bergen if (i) the Board of Directors of AmeriSource (A) withdraws, or (B) modifies or changes in any respect materially adverse to Bergen, in the case of each of clauses (A) and (B), its recommendation of this Agreement or the transactions contemplated hereby or shall have resolved to do so, (ii) the Board of Directors of AmeriSource shall have recommended to the shareholders of AmeriSource an AmeriSource Competing Transaction or shall have resolved to do so or (iii) a tender offer or exchange offer for 15% or more of the outstanding shares of capital stock of AmeriSource is commenced, and the Board of Directors of AmeriSource fails, within ten Business Days, to recommend against acceptance of such tender offer or exchange offer by its shareholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders); or

          (i) by AmeriSource if (i) the Board of Directors of Bergen (A) withdraws, or (B) modifies or changes in any respect materially adverse to AmeriSource, in the case of each of clauses (A) and (B), its recommendation of this Agreement or the transactions contemplated hereby or shall have resolved to do so, (ii) the Board of Directors of Bergen shall have recommended to the shareholders of Bergen a Bergen Competing Transaction or shall have resolved to do so or (iii) a tender offer or exchange offer for 15% or more of the outstanding shares of capital stock of Bergen is commenced, and the Board of Directors of Bergen fails, within ten Business Days, to recommend against acceptance of such tender offer or exchange offer by its shareholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders).

     8.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement, except for the provisions of the second sentence of each of Section 6.2(f) and Section 6.3(f), and Sections 8.2, 8.5, and 9.9, shall become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders. Notwithstanding the foregoing, nothing in this Section 8.2 shall relieve any party to this Agreement of liability for any willful breach of any provision of this Agreement.

     8.3. Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of this Agreement by shareholders of AmeriSource or Bergen, but after any such approval, no amendment shall be made which by law requires further approval or authorization by the shareholders of AmeriSource or Bergen without such further approval or authorization. Notwithstanding the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.4. Extension; Waiver. At any time prior to the Effective Time, the parties hereto by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

     8.5. Expenses.

          (a) Except as set forth in Section 8.2 and this Section 8.5, all Expenses (as defined below) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Mergers or any other transaction is consummated, except that AmeriSource and Bergen each shall pay one-half of all Expenses relating to: the filing of any required notices under the HSR Act or other similar regulations; the printing, filing and mailing of the Registration Statement and the Joint Proxy Statement and all Commission and other regulatory filing fees incurred in connection with the Registration Statement and the Joint Proxy Statement; and the fees and expenses of economic and accounting experts or consultants hired in connection with resolving any investigation or other inquiry by an HSR Authority. "Expenses" as used in this Agreement shall include all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants and investment bankers to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement and the Joint Proxy Statement, the solicitation of stockholder approvals, the filing of any required notices under the HSR Act or other similar regulations and all other matters related to the closing of the Mergers and the other transactions contemplated by this Agreement.

          (b) Bergen agrees that, if:

              (i) (A) (1) AmeriSource terminates this Agreement pursuant to
Section 8.1(i) and (2) at the time of termination there shall exist or shall have been publicly announced a proposal for a Bergen Competing Transaction;

                  (B) (1) AmeriSource or Bergen terminates this Agreement pursuant to Section 8.1(c) due to the failure of Bergen's shareholders to approve and adopt this Agreement and (2) at the time of such failure to so approve and adopt this Agreement there shall exist or shall have been publicly announced a proposal for a Bergen Competing Transaction; or

                  (C) (1) Bergen terminates this Agreement pursuant to Section 8.1(b), (2) at the time of termination there shall exist or shall have been publicly announced a proposal for a Bergen Competing Transaction and (3) within nine months of such termination, Bergen shall have consummated a Bergen Competing Transaction (other than an Bergen Competing Transaction that consists of (i) the acquisition of capital stock from Bergen representing less than 15% of the then outstanding Bergen Common Stock on a fully-diluted basis or (ii) the acquisition by Bergen of assets or capital stock of another person so long as such acquisition would not result in such person (or the shareholders of such person) beneficially owning securities representing more than 35% of the capital stock of Bergen);

then in the case of any of clause (A), (B) or (C) Bergen shall pay to AmeriSource an amount equal to the sum of $75,000,000 and all of AmeriSource's Expenses, up to a maximum of $15,000,000; and

              (ii) AmeriSource terminates this Agreement pursuant to Section 8.1(e);

then Bergen shall pay to AmeriSource all of AmeriSource's Expenses, up to a maximum of $10,000,000.

          (c) AmeriSource agrees that, if:

              (i) (A) (1) Bergen terminates this Agreement pursuant to Section 8.1(h) and (2) at the time of termination there shall exist or shall have been publicly announced a proposal for an AmeriSource Competing Transaction;

                  (B) (1) AmeriSource or Bergen terminates this Agreement pursuant to Section 8.1(d) due to the failure of AmeriSource's shareholders to approve and adopt this Agreement and (2) at the time of such failure to so approve and adopt this Agreement there shall exist or shall have been publicly announced a proposal for an AmeriSource Competing Transaction; or

                  (C) (1) AmeriSource terminates this Agreement pursuant to
Section 8.1(b), (2) at the time of termination there shall exist or shall have been publicly announced a proposal for an AmeriSource Competing Transaction and
(3) within nine months of such termination, AmeriSource shall have consummated an AmeriSource Competing Transaction (other than an AmeriSource Competing Transaction that consists of (i) the acquisition of capital stock from AmeriSource representing less than 15% of the then outstanding AmeriSource Class A Common Stock on a fully-diluted basis or (ii) the acquisition by AmeriSource of assets or capital stock of another person so long as such acquisition would not result in such person (or the shareholders of such person) beneficially owning securities representing more than 35% of the capital stock of AmeriSource);

then in the case of any of clause (A), (B) or (C) AmeriSource shall pay to Bergen an amount equal to the sum of $75,000,000 and all of Bergen's Expenses, up to a maximum of $15,000,000; and

              (ii) Bergen terminates this Agreement pursuant to Section 8.1(e); then AmeriSource shall pay to Bergen all of Bergen's Expenses, up to a maximum of $10,000,000.

          (d) Each of Bergen and AmeriSource agrees that the payments provided for in Sections 8.5(b) and (c), the Bergen Stock Option Agreement or the AmeriSource Stock Option Agreement shall be the sole and exclusive remedy of the parties upon a termination of this Agreement pursuant to Sections 8.1(b),
(c), (d), (h), and (i) and such remedies shall be limited to the sums stipulated in Sections 8.5(b) and (c), regardless of the circumstances giving rise to such termination; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

          (e) Any payment required to be made pursuant to Section 8.5(b) or
(c) shall be made to the party entitled to receive such payment not later than two business days after delivery to the other party of notice of demand for payment and, in circumstances in which Expenses are payable, an itemization setting forth in reasonable detail all Expenses of the party entitled to receive payment (which itemization may be supplemented and updated from time to time by such party until the 60th day after such party delivers such notice of demand for payment), and shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment in the notice of demand for payment delivered pursuant to this
Section 8.5(e).

          (f) In the event that Bergen or AmeriSource, as the case may be, shall fail to pay any amounts payable when due, there shall also be payable by such defaulting party the costs and expenses actually incurred or accrued by the other (including, without limitations, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.5, together with interest on the amounts unpaid hereunder, commencing on the date that such amounts became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank's Base Rate plus 5.00%.

                                   ARTICLE IX

                                 MISCELLANEOUS

     9.1. No Survival of Representations and Warranties. The representations and warranties made herein by the parties hereto shall not survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time or after the termination of this Agreement.

     9.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or dispatched by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to Parent, AmeriSource Merger Sub or Bergen Merger Sub, to the addresses set forth below for AmeriSource and Bergen, including copies;

     (b)  if to AmeriSource: AmeriSource Health Corporation

          1800 Morris Drive
          Suite 100
          Chesterbrook, PA  19087-5594
          Attn: R. David Yost
          Fax:  610-727-3613

          with a copy to:

          Dechert
          1717 Arch Street
          4000 Bell Atlantic Tower
          Philadelphia, PA  19103-2793
          Attn.: G. Daniel O'Donnell, Esq.
          Fax:   215-994-2222

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

          ; and

     (c)  if to Bergen:

          Bergen Brunswig Corporation
          4000 Metropolitan Drive
          Orange, CA   92868-3510
          Attn: Robert E. Martini
          Fax:  714-978-7415

          with a copy to:

          Shearman & Sterling
          599 Lexington Avenue
          New York, NY  10022
          Attn.: John A. Marzulli, Jr., Esq.
          Fax:   212-848-7179

     9.3. Interpretation; Definitions.

          (a) When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.

          (b) For the purposes of any provision of this Agreement, a "Material Adverse Effect" with respect to any party shall be deemed to occur if any event, change or effect, individually or in the aggregate with such other events, changes or effects, exists or has occurred which would reasonably be expected to have a material adverse effect on the business, assets, results of operations or financial condition of such party and its subsidiaries taken as a whole; provided, however, that a Material Adverse Effect with respect to any party shall not include any change in or effect upon the business, assets, results of operations or financial condition of such party or any of its subsidiaries to the extent directly or indirectly arising out of or attributable to (i) any decrease in the market price of the shares of AmeriSource Class A Common Stock in the case of AmeriSource or Bergen Common Stock in the case of Bergen (but in either case not any event, change or effect underlying such decrease to the extent such event, change or effect would otherwise constitute a Material Adverse Effect on such party), (ii) conditions, events, or circumstances generally affecting the economy as a whole or the pharmaceutical wholesaling industry generally, (iii) the loss by such party (and its subsidiaries) of any customer (including business of such customer) (including, without limitation, any financial consequence of such loss of customer) to the other party or (iv) the announcement of the Mergers and the other transactions contemplated by this Agreement.

          (c) For purposes of this Agreement, a "subsidiary" of any person means another person, an amount of the voting securities or other voting ownership or voting partnership interests (or, in the case of a trust, beneficial interests) of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting securities or interests, a majority of the equity interests of which is owned directly or indirectly by such first person).

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

          (d) For purposes of this Agreement, "knowledge" of a party shall mean the knowledge of the officers and directors of such party listed in Exhibit G, which in each case shall be deemed to include the knowledge any such person would have had if they had made reasonable inquiry.

          (e) For purposes of this Agreement, references to any financial statements or any component thereof shall be deemed to include the footnotes thereto.

          (f) For purposes of this Agreement, the term "including" shall mean "including, without limitation."

     9.4. Further Actions. Each of the parties hereto agrees that, except as otherwise provided in this Agreement and subject to its legal obligations, it will use its reasonable best efforts to fulfill all conditions precedent specified herein, to the extent that such conditions are within its control, and to do all things reasonably necessary to consummate the transactions contemplated hereby.

     9.5. Headings. The descriptive headings of the several Articles and Sections of this Agreement and the table of contents are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

     9.6. Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original.

     9.7. Entire Agreement. This Agreement (including the documents and the instruments referred to herein), the AmeriSource Stock Option Agreement, the Bergen Stock Option Agreement, the AmeriSource Support Agreements, the Bergen Support Agreements, the Confidentiality Agreement and any other agreements entered into by the parties simultaneously herewith constitute the entire agreement among the parties and supersede all prior agreements and understandings, agreements or representations by or among the parties, written and oral, with respect to the subject matter hereof and thereof.

     9.8. Third Party Beneficiaries. Except for the agreements set forth in Sections 6.1(f), nothing in this Agreement, express or implied, is intended or shall be construed to create any third party beneficiaries.

     9.9. Governing Law. Except to the extent that the laws of the jurisdiction of organization of any party hereto, or any other jurisdiction, are mandatorily applicable to the Mergers or to matters arising under or in connection with this Agreement, this Agreement shall be governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof. Each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America, in each case located in the State of Delaware, for any Action (and agrees not to commence any Action except in any such court), and further agrees that service of process, summons, notice or document by U.S. registered mail to its respective address set forth in Section 9.2 shall be effective service of process for any Action brought against it in any such court. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any

Action in the courts of the State of Delaware or of the United States of America, in each case located in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any Action brought in any such court has been brought in an inconvenient forum.

     9.10. Specific Performance. The transactions contemplated by this Agreement are unique. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled, each of the parties hereto is entitled to a decree of specific performance and injunctive and other equitable relief, and the parties hereto agree to waive any requirement for the securing or posting of any bond in connection with the obtaining thereof.

     9.11. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     9.12. Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          IN WITNESS WHEREOF, AmeriSource, Bergen, Parent, AmeriSource Merger Sub and Bergen Merger Sub, have caused this Agreement to be executed by its officers thereunto duly authorized, all as of the date first written above.

                              AABB CORPORATION

                              By: /s/ R. David Yost
                                 -------------------------------------
                              Name:  R. David Yost
                              Title: President and Chief Executive
                                      Officer

                              AMERISOURCE HEALTH CORPORATION

                              By: /s/ R. David Yost
                                 -------------------------------------
                              Name:  R. David Yost
                              Title: Chairman of the Board and
                                      Chief Executive Officer

                              BERGEN BRUNSWIG CORPORATION

                              By: /s/ Robert E. Martini
                                 -------------------------------------
                              Name:  Robert E. Martini
                              Title: Chairman of the Board and
                                      Chief Executive Officer

                              A-SUB ACQUISITION CORP.

                              By: /s/ R. David Yost
                                 -------------------------------------
                              Name:  R. David Yost
                              Title: President and
                                      Chief Executive Officer

                              B-SUB ACQUISITION CORP.

                              By: /s/ Robert E. Martini
                                 -------------------------------------
                              Name:  Robert E. Martini
                              Title: Chairman of the Board